Exhibit 10.1

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AGREEMENT

by and between

Blueprint Medicines Corporation

and

Clementia Pharmaceuticals, Inc.

Dated as of October 15, 2019

i

ARTICLE 7 CONFIDENTIALITY AND PUBLICITY		35
7.1	Confidential Information.	35
7.2	Publicity.	36
7.3	Tax Treatment	38
7.4	Attorney-Client Privilege	38

ARTICLE 8 REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS		38
8.1	Mutual Representations and Warranties	38
8.2	Additional Representations and Warranties of Blueprint	39
8.3	No Debarment	40
8.4	Additional Covenants.	40
8.5	No Other Representations or Warranties.	41

ARTICLE 9 INDEMNIFICATION; DAMAGES		42
9.1	Indemnification by Blueprint	42
9.2	Indemnification by Clementia	42
9.3	Claims for Indemnification.	42
9.4	Insurance	43

ARTICLE 10 LIMITATION OF LIABILITY		43
10.1	No Consequential or Punitive Damages	43
10.2	Exclusion from Liability Limitation	44

ARTICLE 11 TERM AND TERMINATION		44
11.1	Term	44
11.2	Termination by Clementia for Convenience	44
11.3	Termination for Material Breach	44
11.4	Termination by Blueprint for Validity Challenge	44
11.5	Termination for Insolvency	45
11.6	Effects of Termination	45
11.7	Termination by Clementia Due to Material Breach	49
11.8	Alternative in Lieu of Termination by Clementia Due to Material Breach.	49
11.9	Continuation of Sublicenses	50
11.10	Survival	50

ARTICLE 12 DISPUTE RESOLUTION		50
12.1	Disputes	50
12.2	Dispute Escalation	50
12.3	Governing Law	51
12.4	Jurisdiction	51
12.5	Injunctive Relief	51
12.6	Patent, Trademark and Copyright Disputes	51

ARTICLE 13 MISCELLANEOUS		51
13.1	Assignment	51
13.2	Non-Solicitation	52
13.3	Notices	52
13.4	Severability	53
13.5	Integration	53
13.6	Waivers and Amendments	53
13.7	Independent Contractors; No Agency	53

ii

13.8	Force Majeure	54
13.9	No Third Party Beneficiary Rights	54
13.10	Non-Exclusive Remedy	54
13.11	Interpretation	54
13.12	Performance by Affiliates; Guarantee	54
13.13	Further Assurances	55
13.14	Ambiguities; No Presumption	55
13.15	Execution in Counterparts; Facsimile Signatures	55

Exhibit A-1	Blueprint Compounds
Exhibit A-2	Metabolites
Exhibit B	Development Plan
Exhibit C-1	Blueprint Product-Specific Patents
Exhibit C-2	Blueprint Platform Patents
Exhibit D	Transition Plan
Exhibit E	Press Release
Exhibit F	Third Party Agreements
Exhibit 1.57	[***]
Exhibit 3.2.2	Bill of Sale

Schedule 1.18	Blueprint CMOs
Schedule 1.23	Certain Blueprint Platform Know-How
Schedule 1.26	Certain Blueprint Product-Specific Know-How
Schedule 2.1.1	Blueprint Permitted Activities
Schedule 3.2.2(a)	Existing Manufacturing Inventory
Schedule 3.2.2(b)	In Process Manufacturing Inventory
Schedule 7.2.2(b)(ii)	Exceptions to Restrictions on Publications – By Blueprint
Schedule 7.2.2(b)(iii)	Exceptions to Restrictions on Publications – Jointly by the Parties
Schedule 8.2	Exceptions to Blueprint’s Representations and Warranties

iii

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is effective as of October 15, 2019 (the “Effective Date”), by and between Blueprint Medicines Corporation, a Delaware corporation with offices at 45 Sidney Street, Cambridge, MA, 02139 U.S.A. (“Blueprint”), and Clementia Pharmaceuticals, Inc., 1000 de la Gauchetière Street West, Suite 1200, Montreal, QC, H3B 4W5, Canada (“Clementia”).  Blueprint and Clementia are each sometimes referred to herein as a “Party” or collectively as the “Parties.” Capitalized terms used but not defined in this paragraph and the Recitals below will have the meanings ascribed to such terms in Article 1 or elsewhere in this Agreement.

RECITALS

WHEREAS, Blueprint Controls Licensed Technology related to the proprietary compound known as “BLU-782” and identified on Exhibit A-1 (“BLU-782”) and other Blueprint Compounds and has the exclusive right to grant licenses under such Licensed Technology;

WHEREAS,  Clementia desires to obtain, and Blueprint desires to grant, an exclusive license under the Blueprint Product-Specific Technology and a non-exclusive license to the Blueprint Platform Technology to Exploit Blueprint Compounds and Licensed Products on the terms and conditions set forth herein; and

WHEREAS, the Parties desire that the activities performed under this Agreement will accelerate the development and availability of treatment options for patients suffering from FOP and other diseases.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, Blueprint and Clementia hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth below:

1.1        “Acceptance” means (a) with respect to an NDA, in the United States, the receipt of written notice from the FDA in accordance with 21 C.F.R. § 314.101(a)(2) (or its successor regulation) that such NDA is officially “filed”; or (b) with respect to an MAA, the receipt of written validation of the filing of such MAA from the EMA or acceptance or validation by the MHRA (as applicable).

1.2        “Accounting Standards” means, with respect to a Person, the generally accepted accounting principles as practiced in the United States (“GAAP”), or the international standards that are promulgated by the IFRS® Foundation or its successor organization, in each case as consistently applied by such Person.

1.3        “Acquiring Party” has the meaning set forth in Section 2.7.2.

1.4        “Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority.

1.5        “Adverse Event” has the meaning set forth in 21 C.F.R. § 312.32(a) and generally means any untoward medical occurrence associated with the use of a product in human subjects, whether or not considered related to such product.

1.6        “Affiliate” means, with respect to a specified Person, any other Person which (directly or indirectly) is controlled by, controls or is under common control with such Person.  For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (a) in the case of a corporation, direct or indirect ownership of voting securities entitled to cast more than fifty percent (50%) of the votes in the election of directors, (b) in the case of a non-corporate Person, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity or (c) the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, resolution, regulation or otherwise.

1.7        “Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

1.8        “Alexion” means Alexion Pharma Holding and its Affiliates.

1.9        “Alternative Breach Recovery” has the meaning set forth in Section 11.8(a).

1.10      “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and similar Laws in any jurisdiction as applicable to either Party.

1.11      “Bankruptcy Code” has the meaning set forth in Section 2.5.

1.12      “BLA” means a biologics license application submitted to the FDA pursuant to the Public Health Service Act, 42 U.S.C. § 262.

“Blocking Third Party Patent Payments” means [***].

1.13      paid to a Third Party who Controls Blocking Third Party Patent(s) in order to obtain a license or otherwise acquire the relevant rights to such Blocking Third Party Patent(s).

“Blocking Third Party Patent(s)” means, with respect to a Licensed Product in any country in the Territory, any Patent(s) owned or in-licensed by a Third Party that are [***].

1.14      such Licensed Product in such country.

1.15      “BLU-782” has the meaning set forth in the Recitals.

1.16      “Blueprint” has the meaning set forth in the introductory paragraph of this Agreement.

1.17      “Blueprint Change of Control Program” has the meaning set forth in Section 2.7.2.

1.18      “Blueprint CMO” means, as of the Effective Date, any CMO that manufactures and supplies BLU-782 to Blueprint or its designee and identified on Schedule 1.18.

1.19      “Blueprint Compounds” means (a) BLU-782 and the other compounds identified in Exhibit A-1; (b) [***] ; (c) [***]; (d) [***] (“Metabolites”) that are identified in Exhibit A-2; (e) [***]; and (f) [***].

1.20      “Blueprint Development Know-How” means any Know-How that is [***].

1.21      “Blueprint Future Technology” means [***].

1.22      “Blueprint Indemnified Parties” has the meaning set forth in Section 9.2.

1.23      “Blueprint Platform Know-How” means (a) any and all Know-How Controlled by Blueprint as of the Effective Date [***], (b) Blueprint Development Know-How, and (c) Blueprint’s interest in any and all Joint Know-How, in each case (clauses (a), (b) and (c)) that is not Blueprint Product-Specific Know-How.

1.24      “Blueprint Platform Patents” means (a) any and all Patents identified on Exhibit C-2, (b) [***]; and (c) Blueprint’s interest in any and all Joint Patents that are not Blueprint Product-Specific Patents (such Joint Patents, “Joint Platform Patents”).

1.25      “Blueprint Platform Technology” means, collectively, the Blueprint Platform Know-How and Blueprint Platform Patents.

1.26      “Blueprint Product-Specific Know-How” means (a) any and all Know-How [***], (b) Blueprint Development Know-How, and (c) Blueprint’s interest in any and all Joint Know-How, in each case (clauses (a), (b) and (c)) that is solely applicable to the Exploitation of Blueprint Compounds or Licensed Products in the Field in the Territory.

1.27      “Blueprint Product-Specific Patents” means (a) any and all Patents identified on Exhibit C-1, (b) [***], and (c) Blueprint’s interest in any and all Joint Patents that solely Cover Joint Know-How that is Blueprint Product-Specific Know-How (such Patents, “Joint Product-Specific Patents”).

1.28      “Blueprint Product-Specific Technology” means, collectively, the Blueprint Product-Specific Know-How and Blueprint Product-Specific Patents.

1.29      “Breaching Party” has the meaning set forth in Section 11.3.

1.30      “Business Day” means any day other than a Saturday or a Sunday or other bank or public holiday in Boston, Massachusetts or Montreal, Quebec.

1.31      “Calendar Quarter” means each of the three (3) month periods ending on March 31, June 30, September 30, and December 31 of any Calendar Year.

1.32      “Calendar Year” means each twelve (12) month period commencing on January 1 and ending on December 31.

1.33      “Change of Control” means with respect to a Party (or its Affiliate), any of the following events:  (a) any Third Party (or group of Third Parties acting in concert) acquires in a transaction or series of transactions (including by way of a tender or exchange offer or issuance by such Party (or its Affiliate)), directly or indirectly, beneficial ownership or a right to acquire beneficial ownership of shares of such Party (or its Affiliate) representing fifty percent (50%) or more of the then outstanding voting shares (where voting refers to being entitled to vote for the election of directors) of such Party (or its Affiliate); (b) such Party (or its Affiliate) consolidates with or merges into another corporation or entity which is a Third Party, or any corporation or entity which is a Third Party consolidates with or merges into such Party (or its Affiliate), in either event, pursuant to a transaction or series of transactions in which more than fifty percent (50%) of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders (or Affiliates of the holders) of the outstanding voting shares of such Party (or its Affiliate) immediately preceding such consolidation or merger; or (c) such Party (or its Affiliate) sells, transfers, exclusively licenses or otherwise disposes of all or substantially all of the assets to which this Agreement relates to a Third Party.

1.34      “Clementia” has the meaning set forth in the introductory paragraph of this Agreement.

1.35      “Clementia Development Know-How” means all Know-How conceived, discovered, developed, invented or created solely by or on behalf of Clementia or any of its Affiliates or Sublicensees, or jointly with a Third Party, (a) [***] and (b) [***].

1.36      “Clementia Development Patents” means all Patents that Cover any of the Clementia Development Know-How.

1.37      “Clementia Development Technology” means, collectively, the Clementia Development Know-How and Clementia Development Patents.

1.38      “Clementia Indemnified Parties” has the meaning set forth in Section 9.1.

1.39      “Clementia Technology” means any and all Know-How and Patents [***].

1.40      “Clinical Study” means a study in which human subjects or patients are dosed with a drug, whether approved or investigational, including any Phase I Clinical Study, Phase II Clinical Study, Phase III Clinical Study or any Pivotal Study.

1.41      “Clinical Trial Application” or “CTA” has the meaning set forth in Section 1.89.

1.42      “CMC Data” means any data included in the Chemistry, Manufacturing and Controls (“CMC”) portion of a Regulatory Filing or in any supporting development reports thereto, in each case, with respect to any Licensed Product in any country in the world.

1.43      “CMO” means a contract manufacturing organization.

1.44      “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

1.45      “Combination Product” means:  (a) a single pharmaceutical formulation [***] or (b) a combination therapy comprised of [***].

1.46      “Commercialization Report” has the meaning set forth in Section 4.4.2.

1.47      “Commercialize” or “Commercializing” means (a) to market, promote, distribute, offer for sale, sell, have sold, import or export for commercial purposes or otherwise commercialize a pharmaceutical or biologic product, (b) to conduct activities, other than Research, Development and Manufacturing, in preparation for the foregoing activities, including obtaining Pricing and Reimbursement Approval, or (c) to conduct post-Regulatory Approval studies (including Clinical Studies).  When used as a noun, “Commercialization” means any activities involved in Commercializing.  “Commercialization” excludes Development and Manufacturing.

1.48      “Commercially Reasonable Efforts” means, with respect to any Blueprint Compound or Licensed Product, that level of efforts, personnel and resources substantially similar to those commonly dedicated by [***] to the Research, Development, Manufacture or Commercialization, as the case may be, of a product [***] (a “Comparable Product”) to any Blueprint Compound or Licensed Product, in each case, taking into account [***].  Without limiting the foregoing, Commercially Reasonable Efforts requires that Clementia or any of its Affiliates or Sublicensees:  [***].

1.49      “Comparable Product” has the meaning set forth in Section 1.48.

1.50      “Competitive Infringement” has the meaning set forth in Section 6.5.2(a).

1.51      “Compulsory License” means, with respect to a Licensed Product, in a country, a license or rights granted to a Third Party by a Governmental Authority within such country to sell or offer for sale such Licensed Product in such country under any Patents Controlled by Blueprint or its Affiliates, without direct or indirect authorization from Blueprint or its Affiliates including, for example, a right granted pursuant to requests under 30 August 2003 WTO decision.

1.52      “Confidential Information” means (a) all Know-How and any technical, scientific, trade, research, manufacturing, business, financial, marketing, product, supplier, intellectual property, and other non-public or proprietary data or information (including unpublished patent applications) of any kind whether in written, oral, graphical, electronic, machine-readable or other form, whether or not marked as confidential or proprietary that are disclosed, delivered or made available to the Receiving Party by or on behalf of the Disclosing Party, (b) “Proprietary Information” (as defined in the Prior CDA) that was disclosed by a Party or any of its Affiliates to the other Party or any of its Affiliates or Representatives under the Prior CDA, and (c) the terms and conditions of this Agreement; provided, however, that information of a Disclosing Party will not be Confidential Information of such Disclosing Party to the extent that the Receiving Party can demonstrate through competent evidence that such information:

(i)          is known by the Receiving Party or any of its Affiliates without an obligation of confidentiality at the time of its receipt from the Disclosing Party, and not through a prior disclosure by or on behalf of the Disclosing Party;

(ii)         was or is generally available to the public before the Receiving Party received such information from the Disclosing Party;

(iii)       became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates or disclosees in breach of this Agreement;

(iv)        is subsequently disclosed to the Receiving Party or any of its Affiliates without obligation of confidentiality by a Third Party who may rightfully do so and is not under a conflicting obligation of confidentiality to the Disclosing Party; or

(v)         is developed by the Receiving Party or any of its Affiliates independently and without use of, reference to or reliance upon any Confidential Information received from the Disclosing Party.

No combination of features or disclosures will be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

All Regulatory Filings and Know-How Controlled during the Term by a Party will be deemed to be the Confidential Information of such Party, and such Party will be deemed to be the Disclosing Party and the other Party will be deemed to be the Receiving Party with respect thereto.

1.53      “Continuing Applications” has the meaning set forth in Section 6.2.3.

1.54      “Control” or “Controlled” means, with respect to any Know-How, Patent, Regulatory Filing, Regulatory Approval, or other property (including intellectual property) right, the legal authority or right (whether by ownership, license (other than a license granted pursuant to this Agreement) or otherwise) of a Party or its Affiliate, to grant the right to access or use, or to grant a license or a sublicense to or under such Know-How, Patent, Regulatory Filing, Regulatory Approval or other property (including intellectual property) right as provided for herein (in whole or in part), without breaching the terms of any agreement or other arrangement between such Party (or any of its Affiliates) and a Third Party, in each case, existing at the time such Party would be required hereunder to grant the other Party such access, use, license or sublicense.

1.55      “Cover,” “Covering” or “Covered” means:  (a) with respect to a Patent, that, in the absence of a license granted to a Person under an issued Valid Claim included in such Patent, the practice by such Person of the subject matter at issue would infringe such Valid Claim, or (b) with respect to an application for Patents, that, in the absence of a license granted to a Person under a pending Valid Claim included in such application, the practice by such Person of the subject matter at issue would infringe such Valid Claim if such Patent application were to issue as a Patent.

1.56      “Declined Patent” has the meaning set forth in Section 6.2.4.

1.57      “Delay or Suspension” means a failure or delay in performance of Clementia’s Research, Development, Manufacture and Commercialization obligations due to [***], in each case, that (x) [***] and (y) [***].  Notwithstanding the foregoing, a failure or delay in performance of Clementia’s Research, Development, Manufacture and Commercialization obligations resulting from [***] shall not be deemed a “Delay or Suspension.”

1.58      “Develop” or “Developing” means to conduct nonclinical and clinical drug development activities, whether before or after Regulatory Approval, including with respect to drug metabolism and pharmacokinetics, translational research, toxicology, pharmacology, test method development, conduct of in vitro and animal studies, stability testing, process and packaging development and improvement, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, conduct of Clinical Studies, regulatory affairs, the preparation and submission of Regulatory Filings, Clinical Study regulatory activities, and any other activities directed towards obtaining Regulatory Approval of any Licensed Product.  When used as a noun, “Development” means any activities involved in Developing.  “Development” excludes Research, Commercialization and Manufacturing.

1.59      “Development Milestone Event” has the meaning set forth in Section 5.2.1.

1.60      “Development Milestone Payment” has the meaning set forth in Section 5.2.1.

1.61      “Development Plan” means the written Development plan intended to support Development and Regulatory Approval of Licensed Products in the Field in the Territory, as may be updated and amended periodically in accordance with Section 4.4.  The initial Development Plan is attached hereto as Exhibit B.

1.62      “Development Report” has the meaning set forth in Section 4.4.

1.63      “Disclosing Party” means the Party disclosing or delivering Confidential Information or on whose behalf such Confidential Information is disclosed or delivered.

1.64      “Disputes” has the meaning set forth in Section 12.1.

1.65      “DMF” means any drug master file with the FDA, and any equivalent filing in other countries or regulatory jurisdictions.

1.66      “Documents and Filings” has the meaning set forth in Section 3.1.2.

1.67      “Dollars” or “$” means United States dollars.

1.68      “Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

1.69      “EMA” means the European Medicines Agency, or any successor Regulatory Authority thereto in the European Union having substantially the same function.

1.70      “Employing Party” has the meaning set forth in Section 13.2.

1.71      “Exclusive Reversion License” has the meaning set forth in Section 11.6.4(a)(i).

1.72      “Executive Officers” means (a) with respect to Blueprint, the Chief Executive Officer of Blueprint, and (b) with respect to Clementia, the Chief Executive Officer of Guarantor.  If the position of any of the Executive Officers identified in this Section 1.72 no longer exists due to a corporate reorganization, corporate restructuring or the like that results in the elimination of the identified position, the applicable title of the Executive Officer set forth herein will be replaced with the title of another executive officer with responsibilities and seniority comparable to the eliminated Executive Officer, and the relevant Party will promptly provide notice of such replacement title to the other Party.

1.73      “Exemplified Compounds” means, excluding the Blueprint Compounds, the compounds (a) [***]; (b) [***]; (c) [***]; or (d) [***].

1.74      “Existing Manufacturing Inventory” has the meaning set forth in Section 3.2.2(a).

1.75      “Exploit” or “Exploiting” means to Research, Develop, Manufacture or Commercialize or have others do the same.  When used as a noun, “Exploitation” means any activities involved in Exploiting.

1.76      “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.77      “Field” means all uses in humans and animals.

1.78      “First Commercial Sale” means, with respect to any Licensed Product in any country or jurisdiction, the first sale of such Licensed Product by Clementia or any of its Affiliates or Sublicensees to a Third Party for distribution, use or consumption in such country or jurisdiction after the applicable Regulatory Authority of such country or jurisdiction has granted Regulatory Approval of such Licensed Product in such country or jurisdiction.

1.79      “FOP” means fibrodysplasia ossificans progressiva.

1.80      “Force Majeure Event” has the meaning set forth in Section 13.8.

1.81      “FTE” means the equivalent of a full-time person’s work time over a twelve (12) month period (including normal vacation, sick days and holidays) devoted to, and directly related to, conducting activities under this Agreement, in accordance with this Agreement, based on [***].  In the event that an individual devotes less than such full time to conducting activities under this Agreement in accordance with this Agreement during such twelve (12) month period, then for purposes of this Agreement, such individual will only count as a portion of an FTE which will be determined by dividing the number of full days during the applicable twelve (12) month period devoted to, and directly related to, conducting activities under this Agreement in accordance with this Agreement by the total number of working days during such twelve (12) month period.  No individual may be charged at greater than [***] in a given Calendar Year.

1.82      “FTE Rate” means [***] per one (1) full FTE per full twelve (12) month Calendar Year; provided, that, starting January 1, 2020, such rate will adjust on January 1 of each Calendar Year by an amount equal to the change, if any, in the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average, 1982-84 = 100, calculated by the Bureau of Labor Statistics during the immediately preceding Calendar Year.  Notwithstanding the foregoing, for any Calendar Year during the Term that is less than a full year, the above referenced rate will be proportionately reduced to reflect such portion of such full Calendar Year.

1.83      “Fully Burdened Costs” means, with respect to any Blueprint Compound or Licensed Product (or component thereof), in each case, supplied by or on behalf of Blueprint or its Affiliates hereunder:  (a) the actual costs of such Manufacturing incurred by Blueprint or its Affiliates, including [***],  plus (b) any [***].

1.84      “Generic Launch Quarter” means, with respect to a Generic Product in a country in the Territory, the Calendar Quarter in which the First Commercial Sale of the applicable Generic Product in such country occurred following receipt of all necessary Regulatory Approvals from the applicable Regulatory Authorities in such country to market and sell such Generic Product as a pharmaceutical product for one or more Indication included in the approved labeling for such Licensed Product in such country.

1.85      “Generic Product” means, with respect to a Licensed Product that has received Regulatory Approval in a country in the Territory and is being marketed and sold by Clementia or any of its Affiliates or Sublicensees in such country, any pharmaceutical product that:  (a) is sold in such country by a Third Party that is not a Sublicensee of Clementia or its Affiliates and did not purchase or acquire such product in a chain of distribution that included Clementia or any of its Affiliates or Sublicensees; and (b) has received Regulatory Approval in such country, for at least one of the same Indications as such Licensed Product, as a “generic medicinal product,” “biosimilar,” “bioequivalent,” “similar biological medicinal product” or similar designation of interchangeability by the applicable Regulatory Authority in such country, pursuant to an expedited or abbreviated approval process in accordance with the then-current rules and regulations in such country, where (i) such Licensed Product is the “reference medicinal product,” “reference listed product” or similar designation in such country, and (ii) such approval referred to or relied on (A) the approved MAA for such Licensed Product held by Blueprint or its Affiliate, Clementia or its Affiliate or Sublicensee in such country or (B) Regulatory Data contained or incorporated by reference in such approved MAA for such Licensed Product.

1.86      “Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government, including a Regulatory Authority.

1.87      “Guarantor” means Ipsen Pharma SAS, a French corporation with principal offices located at 65 quai Georges Gorse, 92100 Boulogne-Billancourt, France.

1.88      “ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.89      “IND” means an application submitted to a Regulatory Authority for authorization to commence Clinical Studies, including (a) an Investigational New Drug Application as defined in 21 C.F.R. Part 312 or any successor application or procedure submitted to the FDA, (b) any equivalent of a United States IND in other countries, or regulatory jurisdictions, including a Clinical Trial Application (“CTA”) and (c) all supplements, amendments, variations, extensions and renewals thereof that may be submitted with respect to the foregoing.

1.90      “Indemnified Party” means a Person entitled to indemnification under Article 9.

1.91      “Indemnifying Party” means a Party from whom indemnification is sought under Article 9.

1.92      “Indication” means a [***].  For clarity, [***].

1.93      “Infringement Claim” has the meaning set forth in Section 6.6.

1.94      “Initiation” or “Initiates” means with respect to a Clinical Study of a product, the administration of the first dose of such product to the first patient or subject in such Clinical Study.

1.95      “In Process Manufacturing Inventory” has the meaning set forth in Section 3.2.2(b).

1.96      “Insolvent Party” has the meaning set forth in Section 2.5.

1.97      “Joint Know-How” means any Know-How conceived, discovered, developed, invented or created jointly by one or more employees of Clementia, its Affiliate, a Sublicensee or a Third Party acting under authority of one of the foregoing, on the one hand, and one or more employees of Blueprint or its Affiliate or a Third Party acting under authority of Blueprint or its Affiliate, on the other hand, in the course of performing activities under or in connection with this Agreement, including the Development Plan or Transition Plan.

1.98      “Joint Patents” means all Joint Platform Patents and Joint Product-Specific Patents.  Notwithstanding anything to the contrary in this Agreement, Joint Patents shall not be deemed to include any Patents listed on Exhibit C-1 or Exhibit C-2 of this Agreement.

1.99      “Joint Platform Patents” has the meaning set forth in Section 1.24.

1.100    “Joint Product-Specific Patents” has the meaning set forth in Section 1.27.

1.101    “Joint Technology” means, collectively, the Joint Know-How and the Joint Patents.

1.102    “Know-How” means any data, results, creative expressions and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, discoveries and claims, including synthesis, preparation, recovery and purification processes and techniques, control methods and assays, inventions, works of authorship, developments, specifications, formulations, formulae, materials (including biological or chemical) or compositions of matter of any type or kind, software, source code, object code, user interfaces, application programming interfaces, databases, database schema, algorithms, graphics or images, marketing reports, clinical and non-clinical study reports, regulatory submission documents and summaries, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures; in each case, whether or not patentable or copyrightable, but which are not in the public domain.

1.103    “Law” or “Laws” means all laws, statutes, rules, codes, regulations, orders, decrees, judgments or ordinances of any Governmental Authority, or any license, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.104    “Licensed Know-How” means Blueprint Platform Know-How and Blueprint Product-Specific Know-How.

1.105    “Licensed Patents” means Blueprint Platform Patents and Blueprint Product-Specific Patents.

1.106    “Licensed Product” means any pharmaceutical product comprised of a Blueprint Compound, [***], including a Combination Product.

1.107    “Licensed Technology” means, collectively, the Licensed Patents and the Licensed Know-How.

1.108    “Loss of Market Exclusivity” means a condition where, with respect to a particular Licensed Product in a particular country in the Territory, one or more Generic Products are being marketed or sold in such country by a Third Party.

1.109    “Losses” means damages, losses, liabilities, costs (including costs of investigation, defense), fines, penalties, taxes, expenses, or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), in each case resulting from an Action by a Third Party.

1.110    “Major European Market” means any of the following countries:  [***].

1.111    “Major Market” means any of the following:  [***].

1.112    “Manufacture” or “Manufacturing” means to engage in activities related to production, manufacture, synthesis, processing, filling, finishing, packaging, labeling, shipping and holding of product or any intermediate thereof, including process development, process qualification and validation, scale-up, commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.  When used as a noun, “Manufacturing” means any of the foregoing activities.  “Manufacturing” refers to both nonclinical and clinical Manufacturing for Research and Development, and Manufacturing for Commercialization.

1.113    “Manufacturing Documents” has the meaning set forth in Section 3.2.2(c).

1.114    “Marketing Authorization” means the grant of all necessary permits, registrations, authorizations, licenses and approvals (or waivers) required for the Manufacture and Commercialization of a Licensed Product for use in the Field and in the Territory, including any Regulatory Approval for sale or marketing, and, where required, Pricing and Reimbursement Approvals.

1.115    “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to market for commercial sale a Licensed Product in a country, including (a) an NDA, (b) a BLA, or (c) an equivalent application for regulatory approval required before commercial sale and use of a Licensed Product submitted to a Regulatory Authority in a country other than the U.S.

1.116    “Metabolites” has the meaning set forth in Section 1.19.

1.117    “MHRA” means the Medicines and Healthcare products Regulatory Agency in the United Kingdom an any successor agency thereto.

1.118    “MO” means multiple osteochondroma.

1.119    “NDA” means a new drug application submitted to the FDA pursuant to Section 505(b) of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 355(b).

1.120    “Net Sales” means, with respect to a Licensed Product, the gross amount invoiced by Clementia, its Affiliates or its Sublicensees on sales or other dispositions for value of Licensed Products to a Third Party, less the following deductions, in each case, related specifically to the Licensed Products and actually incurred, paid or accrued by Clementia, its Affiliates or Sublicensees or specifically allocated in Clementia’s, its Affiliates’ or Sublicensees’ financial statements, as applicable, and calculated in accordance with the applicable Accounting Standards as consistently applied:

(a)         discounts (including trade, cash, price and quantity discounts) [***] granted to any Third Party (including to Governmental Authorities, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations or entities (and other similar entities and institutions));

(b)         tariffs, duties, excises, taxes (including import, export, excise, consumption, sales, value added, or use taxes, other than income taxes) or other governmental charges or fees imposed upon and paid directly with respect to the production, sale, delivery or use of the Licensed Product (excluding taxes based on the income or profits of the selling party);

(c)         amounts repaid or credited by reason of rejections, defects, recalls or returns or because of chargebacks, refunds, rebates or retroactive price reductions;

(d)         amounts written off as uncollectible, if and when actually written off or allowed, after commercially reasonable debt collection efforts have been exhausted (not to exceed [***] of Net Sales in the aggregate in any period); provided that any such amounts will be added back to Net Sales if and when collected;

(e)         price concessions mandated by or negotiated with commercial or governmental payers; and

(f)         freight, insurance and other transportation charges incurred and separately invoiced in shipping a Licensed Product to Third Parties.

For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a)-(f) above, then such item may not be deducted more than once.

In the case of any sale or other disposition of Licensed Products for consideration other than cash (whether such non-cash consideration is payment in kind, exchange or other form), Net Sales shall include an amount calculated based on the on average price charged for the applicable Licensed Product(s) in the applicable country during the preceding royalty period.

Notwithstanding anything to the contrary in the foregoing:

(A)        Net Sales will not include [***].

(B)        Net Sales will include [***].

In the event that a Licensed Product is sold as a Combination Product, for the purposes of determining royalty payments on the Combination Product, Net Sales will mean the gross amount collected for the Combination Product less the deductions set forth in clauses (a)-(f) above, multiplied by a proration factor that is determined as follows:

(i)          If the Blueprint Compound and the Other Components of the Combination Product were sold separately during the same or immediately preceding Calendar Quarter in the same dosages contained in the Combination Product, the proration factor will be determined by the formula [A / (A+B)], where A is the average gross sales price of Licensed Product containing only the Blueprint Compound as its active pharmaceutical ingredient in the same dosage during such period when sold separately from the Other Component(s), and B is the average gross sales price of the Other Component(s) in the same dosage(s) during such period when sold separately from the Licensed Product components (as applicable);

(ii)         If a Licensed Product containing only the Blueprint Compound as its active pharmaceutical ingredient was sold separately during the same or immediately preceding Calendar Quarter in the same dosage contained in the Combination Product, but the Other Component(s) of the Combination Product were not sold separately in the same dosage(s) contained in the Combination Product during the same or immediately preceding calendar quarter, the proration factor will be determined by the formula [A/C], where A is the average gross sales price of Licensed Product containing only the Blueprint Compound as its active pharmaceutical ingredient in the same dosage during such period when sold separately from the Other Component(s), and C is the average gross sales price of Combination Product during such period;

(iii)       If a Licensed Product containing only the Blueprint Compound as its active pharmaceutical ingredient was not sold separately during the same or immediately preceding Calendar Quarter, but the Other Component(s) of the Combination Product were sold separately in the same dosage(s) contained in the Combination Product during the same or immediately preceding Calendar Quarter, the proration factor will be determined by the formula [1-B/C], where B is the average gross sales price of the Other Components in the same dosage(s) during such period when sold separately from the Licensed Product component, and C is the average gross sales price of Combination Product during such period; or

(iv)        If all active pharmaceutical ingredient(s) of the Combination Product were not sold or provided separately during the same or immediately preceding Calendar Quarter, the proration factor will be determined by the Parties in good faith negotiations based on the relative value contributed by each component.

Clementia will not, and will cause its Affiliates and Sublicensees not to, use any Licensed Product as a loss leader or otherwise unfairly or inappropriately discount the gross invoiced sales price of a Licensed

Product in a manner that is intended to benefit, or provide an incentive to enhance sales of, any other pharmaceutical product sold by Clementia or any of its Affiliates or Sublicensees.

1.121    “New Metabolite” has the meaning set forth in Section 4.4.1.

1.122    “Non-Breaching Party” has the meaning set forth in Section 11.3.

1.123    “Non-Competitive Infringement” has the meaning set forth in Section 6.5.2(c).

1.124    “Non-Exclusive Reversion License” has the meaning set forth in Section 11.6.4(a)(ii).

1.125    “Other Components” has the meaning set forth in Section 1.45.

1.126    “Party” or “Parties” has the meaning set forth in the introductory paragraph of this Agreement.

1.127    “Patent” means (a) a U.S. or foreign patent or a patent application, (b) any additions, priority applications, divisions, continuations, and continuations-in-part of any of the foregoing and (c) all patents issuing on any of the foregoing patent applications, together with all invention certificates, substitutions, reissues, reexaminations, registrations, supplementary protection certificates, confirmations, renewals and extensions of any of clauses (a), (b) or (c), and U.S. or foreign counterparts of any of the foregoing.

1.128    “Patent Challenge” has the meaning set forth in Section 11.4.

1.129    “Payee” has the meaning set forth in Section 5.8.2.

1.130    “Payor” has the meaning set forth in Section 5.8.2.

1.131    “Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a Governmental Authority.

1.132    “Phase I Clinical Study” means a human clinical trial of a product, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, as described in 21 C.F.R. 312.21(a) (as amended or any replacement thereof), or a similar clinical trial prescribed by the Regulatory Authority in a country other than the United States.

1.133    “Phase I NHV Study” has the meaning set forth in Section 3.1.4.

1.134    “Phase II Clinical Study” means a human clinical trial of a product, the principal purpose of which is a determination of safety and efficacy in the target patient population, as described in 21 C.F.R. 312.21(b) (as amended or any replacement thereof), or a similar clinical trial prescribed by the Regulatory Authority in a country other than the United States.

1.135    “Phase III Clinical Study” means a human clinical trial of a product, the design of which is acknowledged by the FDA to be sufficient for such clinical trial to satisfy the requirements of 21 C.F.R. 312.21(c) (as amended or any replacement thereof), or a similar human clinical trial prescribed by the Regulatory Authority in a country other than the United States, the design of which is acknowledged by such Regulatory Authority to be sufficient for such clinical trial to satisfy the requirements of a pivotal efficacy and safety clinical trial.

1.136    “Pivotal Study” means:  (a) a Phase III Clinical Study; or (b) [***].

1.137    “Pricing and Reimbursement Approval” means, with respect to a Licensed Product, the governmental or relevant health insurance organization’s approval, determination or decision establishing the price or level of reimbursement for such Licensed Product, in a given jurisdiction and the written agreement of such price by the Marketing Authorization holder in the Territory enabling the sale and payment of such Licensed Product in such jurisdiction in the Territory.

1.138    “Prior CDA” means that certain Confidentiality Agreement, by and between Blueprint and Ipsen Bioscience, Inc., dated as of [***].

1.139    “Product-Specific Reversion Technology” has the meaning set forth in Section 11.6.4(a)(i).

1.140    “Program Liaison” has the meaning set forth in Section 2.8.

1.141    “Prosecution and Maintenance” means, with regard to a particular Patent, the preparation, filing, prosecution, and maintenance (including payment of any patent annuity or maintenance fees) of such Patent, as well as re-examinations, reissues, appeals, post grant reviews, and inter partes reviews or their equivalents with respect to such Patent, together with the initiation or defense of interferences, oppositions and other similar proceedings with respect to the particular Patent.

1.142    “QP” means a qualified person as defined under Directive 2001/83/EC of the European Parliament and of the Council.

1.143    “Receiving Party” means the Party to whom Confidential Information is disclosed or delivered, including to such Party’s Representatives.

1.144    “Recruiting Party” has the meaning set forth in Section 13.2.

1.145    “Regulatory Approval” means the approval, license, registration or authorization of the applicable Regulatory Authority necessary for the marketing and sale of a Licensed Product in the Field in a country or jurisdiction, but excluding separate Pricing and Reimbursement Approval that may be required.  Regulatory Approvals include approvals by Regulatory Authorities of MAAs, or NDAs.

1.146    “Regulatory Authority” means any multinational, federal, national, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the clinical development, manufacture, marketing or sale of a Licensed Product in a country or region, including the FDA in the United States, the EMA in Europe and the MHRA in the UK.

1.147    “Regulatory Data” means any and all Research data, pharmacology data, CMC Data, Safety Data, nonclinical data, clinical data and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with Regulatory Filings and Regulatory Approvals for the Licensed Products (including any applicable DMFs or similar documentation).

1.148    “Regulatory Exclusivity Period” means, with respect to each Licensed Product in any country in the Territory, a period of exclusivity (other than Patent exclusivity) granted or afforded by applicable Law or by a Regulatory Authority in such country that confers exclusive marketing rights with respect to such Licensed Product in such country or prevents another Person from using or otherwise relying on any data supporting Regulatory Approval of such Licensed Product without the prior written consent of the holder of the MAA, such as new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, non-patent related pediatric exclusivity, reference product exclusivity or any other applicable marketing or data exclusivity.

1.149    “Regulatory Filing” means any documentation comprising or relating to or supporting any submission or application with any Regulatory Authority with respect to a Licensed Product or its use or potential use in humans, including any documents submitted to any Regulatory Authority and all supporting data, including INDs, NDAs, MAAs, and all correspondence with any Regulatory Authority with respect to any Licensed Product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).

1.150    “Representatives” means a Party’s Affiliates and such Party’s or its Affiliate’s employees, directors, officers, permitted subcontractors, permitted sublicensees and agents, and advisors (including attorneys, accountants, consultants, bankers and financial advisors).

1.151    “Research” to conduct activities related to the synthesis, discovery, identification, screening, optimization, design, profiling and characterization of compounds.  When used as a noun, “Research” means any activities involved in conducting Research.  “Research” excludes (a) Development, (b) Commercialization and (c) Manufacturing.

1.152    “Reversion Licenses” has the meaning set forth in Section 11.6.4(a)(ii).

1.153    “Reversion Patents” has the meaning set forth in Section 11.6.4(d)(ii)

1.154    “Reversion Products” has the meaning set forth in Section 11.6.4(a)(i).

1.155    “Reversion Royalty” has the meaning set forth in Section 11.6.4(n)(i).

1.156    “Reversion Technology” means any Clementia Technology, and Clementia’s interest in any jointly owned technology, including Joint Technology, that is necessary for Blueprint to Exploit (including, continued Development in accordance with the then current Development Plan) any Reversion Product, as such Reversion Product exists as of the date of the notice of termination that results in termination, including, without limitation, [***].

1.157    “Reversion Transition Period” has the meaning set forth in Section 11.6.4(g).

1.158    “Reverted Licensed Patents” shall have the meaning set forth in Section 11.6.4(d)(i).

1.159    “Royalty Payment” has the meaning set forth in Section 5.5.2.

1.160    “Royalty Reduction Trigger” has the meaning set forth in Section 5.6.3.

1.161    “Royalty Term” has the meaning set forth in Section 5.4.2.

1.162    “Safety Data” means any Adverse Event information and similar data related to the actual or anticipated use of a Blueprint Compound or Licensed Product in humans, including data from Clinical Studies, all results from nonclinical safety studies and data from post-Regulatory Approval use, including toxicology and carcinogenicity data (if any), required by one (1) or more Regulatory Authorities to be collected or to be reported to such Regulatory Authorities under applicable Laws, but excluding any information related to the efficacy of the Licensed Product.

1.163    “Sales Milestone Event” has the meaning set forth in Section 5.3.1.

1.164    “Sales Milestone Payment” has the meaning set forth in Section 5.3.1.

1.165    “Severed Clause” has the meaning set forth in Section 13.4.

1.166    “Sublicense” means a grant of rights from Clementia to an Affiliate or permitted Third Party under any of the rights licensed to Clementia by Blueprint under Section 2.1 with respect to the Exploitation of any Licensed Product, including, for the avoidance of doubt, Third Party distributors.

1.167    “Sublicensee” means any Affiliate or permitted Third Party granted a Sublicense.

1.168    “Term” has the meaning set forth in Section 11.1.

1.169    “Territory” means worldwide.

1.170    “Third Party” means any Person other than a Party or any of its Affiliates.

1.171    “Third Party Agreements” means any [***] agreement between Blueprint (or any of its Affiliates) and any Third Party (a) related to the Research, Development, Manufacture or Commercialization of any Blueprint Compound or Licensed Product, or (b) [***].

1.172    “Third Party Claim” has the meaning set forth in Section 9.3.1.

1.173    “Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.

1.174    “Transition Coordinator” has the meaning set forth in Section 3.1.1(a).

1.175    “Transition Period” has the meaning set forth in Section 3.3.

1.176    “Transition Plan” means the plan attached hereto as Exhibit D.

1.177    “United States,” “U.S.” or “US” means the United States of America and its territories and possessions.

1.178    “Valid Claim” means, with respect to a particular country, a claim [***] of (a) an issued and unexpired patent (or a supplementary protection certificate thereof) that has not (i) irretrievably lapsed or been abandoned, permanently revoked, dedicated to the public or disclaimed or (ii) been held invalid, unenforceable or not patentable by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, which holding, finding or decision is final and unappealable or unappealed within the time allowed for appeal or (b) a pending patent application, which claim has not been abandoned or finally disallowed without the possibility of appeal; provided, that, if a pending patent application has been pending for longer than [***] from the date of filing [***], then such corresponding claim in such pending patent application will not be deemed to be a Valid Claim; provided that, if a claim ceases to be a Valid Claim by reason of the foregoing subclause (b), then such claim will again be deemed a Valid Claim in the event such claim subsequently issues prior to the end of the Royalty Term in such country.

ARTICLE 2

LICENSE GRANTS AND EXCLUSIVITY

2.1        License Grants to Clementia.

2.1.1     Exclusive License to Blueprint Product-Specific Technology.  Subject to the terms and conditions of this Agreement (including Section 2.1.4), Blueprint hereby grants to Clementia an exclusive (even with respect to Blueprint and its Affiliates), royalty-bearing, with the right to sublicense and subcontract (subject to Section 2.3), non-transferable (except as provided in Section 13.1) license under the Blueprint Product-Specific Technology to Exploit Blueprint Compounds or Licensed Products in the Field in the Territory during the Term; provided, however, that Blueprint hereby retains, on behalf of itself (and its Affiliates, licensees, and sublicensees) the rights under the Blueprint Product-Specific Technology to perform either itself, or have performed by Third Parties, [***].

2.1.2     [***] License to Blueprint Future Technology.  Subject to the terms and conditions of this Agreement (including Section 2.1.4), Blueprint hereby grants to Clementia a [***] (subject to Section 2.3), [***] (except as provided in Section 13.1) license under the Blueprint Future Technology to Exploit Blueprint Compounds or Licensed Products in the Field in the Territory during the Term.

2.1.3     Non-Exclusive License to Blueprint Platform Technology.  Subject to the terms and conditions of this Agreement (including Section 2.1.4), Blueprint hereby grants to Clementia a non-exclusive, with the right to sublicense and subcontract (subject to Section 2.3), non-transferable (except as provided in Section 13.1) license under the Blueprint Platform Technology to Exploit Blueprint Compounds or Licensed Products in the Field in the Territory during the Term.  For clarity, this license under this Section 2.1.3 will not grant or create (by implication, estoppel or otherwise) any license or right under the Blueprint Platform Technology to Exploit any compound or product that is not a Blueprint Compound or Licensed Product.

2.1.4     Limitations of Licenses.  Each of the foregoing licenses to Clementia under Sections 2.1.1,  2.1.2 and 2.1.3 is subject to the limitations in this Section 2.1.4.  Under the licenses granted under Sections 2.1.1,  2.1.2, and 2.1.3,  Clementia may only make modifications to the Blueprint Compounds to the extent necessary to generate other compounds that are Blueprint Compounds (as set forth in Section 1.19).

2.2        License Grant to Blueprint.  Clementia hereby grants to Blueprint a non-exclusive, royalty-free, fully paid-up, transferrable, sublicensable (through multiple tiers) license under the Clementia Technology to perform, either itself or through its Affiliates or subcontractors, its obligations under this Agreement, including under the Transition Plan.

2.3        Sublicensing and Subcontracting.

2.3.1     Clementia Right to Sublicense.  Clementia will have the right to grant Sublicenses of any and all rights granted to Clementia by Blueprint pursuant to Section 2.1 to its Affiliates and to Third Parties, in each case, with or without the right to grant further Sublicenses; provided that, prior to [***],  Clementia will not be permitted to grant to Third Parties any Sublicenses [***] without Blueprint’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).  After [***],  Clementia will not be permitted to grant to Third Parties any Sublicenses [***] without Blueprint’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

2.3.2     Clementia Right to Subcontract.  Clementia, its Affiliates and its Sublicensees will be permitted to engage and utilize Third Party service providers to provide services to Clementia, its Affiliates and Sublicensees, as applicable, with respect to the Exploitation of the Licensed Products hereunder.

2.3.3     Performance by Clementia Affiliates and Sublicensees.  Each Sublicense and subcontract under this Article 2 will be in writing.  Clementia will promptly provide Blueprint with a copy of each fully executed Sublicense granted to a Third Party hereunder, which may be redacted solely to remove information that is not necessary to monitor Clementia’s compliance with this Agreement, including information involving products other than the Licensed Product.  Any such Sublicense or subcontract entered into by Clementia or its Affiliate will (a) be subject and subordinate to, and consistent with, the terms and conditions of this Agreement; and (b) require the applicable Sublicensee or subcontractor to comply with all applicable terms of this Agreement (except for the payment obligations, for which Clementia will remain responsible), including (i) a requirement that such Sublicensee or subcontractor submit applicable sales or other reports to Clementia (or its Affiliate) to the extent necessary or relevant to the reports required to be made or records required to be maintained under this Agreement; (ii) audit requirements consistent with that set forth in Sections 4.3 and 5.7, as applicable; (iii) a requirement that such Sublicensee or subcontractor comply with confidentiality and non-use provisions of Confidential Information no less stringent than those contained in Article 7 with respect to Blueprint’s Confidential Information; and (iv) a requirement that such Sublicensee or subcontractor support or enable Clementia’s obligations upon and after termination consistent with Section 11.6.  No Sublicense or subcontract will diminish, reduce or eliminate any obligation of Clementia under this Agreement, and Clementia will remain responsible for its obligations under this Agreement and will be responsible for the performance of the relevant Sublicensee or subcontractor as if such Sublicensee or subcontractor, as applicable, were “Clementia” hereunder.

2.4        Reservation of Rights.  No rights, other than those expressly set forth in this Agreement, are granted to either Party under this Agreement, and no additional rights will be deemed granted to either Party by implication, estoppel or otherwise, with respect to any intellectual property rights.  All rights not expressly granted by either Party or its Affiliates to the other under this Agreement are reserved.

2.5        Bankruptcy Code § 365(n) Election.  All rights and licenses now or hereafter granted under or pursuant to this Agreement, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code (such Title 11, the “Bankruptcy Code”)).  Each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code.  In the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code (the “Insolvent Party”), the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to it under this Agreement and all embodiments of such intellectual property (including all information related to such intellectual property and rights of reference with respect to Regulatory Filings and Regulatory Approvals), and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon its written request therefore, unless the Insolvent Party continues to perform all of its obligations under this Agreement, or (b) if not delivered or granted under (a) above, upon rejection of this Agreement by or on behalf of the Insolvent Party upon written request therefore by the other Party.  The Insolvent Party (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agrees not to interfere with the exercise by other Party or its Affiliates of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement, and agrees to assist the other Party and its Affiliates in obtaining such intellectual property and such embodiments of intellectual property in the possession or control of Third Parties as reasonably necessary or desirable for the other Party to exercise such rights and licenses in accordance with this Agreement.  The Parties hereto acknowledge and agree that all payments by Clementia to Blueprint under this Agreement, other than royalty payments pursuant to Section 5.4, do not constitute royalties within the meaning of Bankruptcy Code § 365(n) or relate to licenses of intellectual property under this Agreement.  The foregoing provisions are without prejudice to any rights the Parties may have arising under the Bankruptcy Code or other applicable Laws.

2.6        Third Party Agreements.  With respect to the Third Party Agreements set forth on Exhibit F, subject to any confidentiality obligations under such Third Party Agreements or to such Third Party, Blueprint will [***] assist Clementia in [***].  For the avoidance of doubt, Blueprint’s efforts will not include the expenditure of funds or payments to such Third Party or, except to the extent agreed to by such Third Party, the assignment by Blueprint to Clementia of such Third Party Agreements.

2.7        Exclusivity.

2.7.1     Except for activities performed by or on behalf of Blueprint or its Affiliates pursuant to the Transition Plan, Blueprint will not, directly or with or through any of its Affiliates or a  Third Party, (a) Exploit any compound that is Covered by the Licensed Patents for the treatment [***] of FOP or MO during the Term, nor (b) with respect to any small molecule compound that is not Covered by the Licensed Patents, (i) Research, Develop or Manufacture such a compound for the treatment, [***] of FOP or MO for a period of five (5) years from the Effective Date, or (ii) Commercialize such a compound for the treatment, [***] of FOP or MO for a period of seven (7) years from the Effective Date, in each case, other than as specifically permitted under this Agreement.

2.7.2     Notwithstanding Section 2.7.1, if a Change of Control of Blueprint occurs, and a Third Party becomes or has become an Affiliate of Blueprint as a result of such Change of Control (or any of such Third Party’s Affiliates or any successors or assigns of such Third Party or such Third Party’s Affiliates, other than Blueprint and its Affiliates as of such Change of Control, collectively with such Third Party, an “Acquiring Party”) already has a program (whether pre-clinical, clinical or commercial stage) that existed prior to such Change of Control, that would otherwise violate any of Section 2.7.1 (a “Blueprint Change of Control Program”), then (a) Section 2.7.1 will not apply with respect to such Blueprint Change of Control Program, and (b) such Acquiring Party will be permitted to continue such Blueprint Change of Control Program after such Change of Control and such initiation, pursuit and continuation will not constitute a violation of Section 2.7.1; provided that (i) none of the Licensed Technology, Clementia Technology, or Clementia Development Technology hereunder will be used in such Blueprint Change of Control Program, (ii) the Development activities required under this Agreement will be conducted separately from any Research or Development activities directed to such Blueprint Change of Control Program, including the maintenance of separate lab notebooks and records and separate personnel working on each of the activities under this Agreement and the activities covered under such Blueprint Change of Control Program and (iii) Blueprint will not, and it will cause its Representatives not to, disclose any of Clementia’s Confidential Information, Licensed Technology, Clementia Technology, or Clementia Development Technology to, such Acquiring Party or Representative of such Acquiring Party, as applicable.  [***]

2.8        Program Liaison.  Each Party shall appoint a person(s) (each, a “Program Liaison”) who shall be the primary point of contact between the Parties, to facilitate communications and the sharing of information related to the Blueprint Compounds and Licensed Products and shall have such other responsibilities as the Parties may agree in writing after the Effective Date, it being understood that any communications between the Program Liaisons, including written communications, shall not constitute a notice or report under Section 13.3.  Each Party may replace its Program Liaison at any time by written notice to the other Party.

ARTICLE 3

TECHNOLOGY TRANSFER OF LICENSED KNOW-HOW

3.1        Documents and Filings Technology Transfer.

3.1.1     Transition Coordinator.

(a)         Each Party shall appoint one transition coordinator in accordance with the Transition Plan (each, a “Transition Coordinator”) who shall serve as the principal contact for Clementia and Blueprint for matters relating to the implementation of the Transition Plan solely during the Transition Period.  Each Party may replace its Transition Coordinator at any time upon written notice to the other Party.  The initial Transition Coordinators designated by the Parties are set forth on Schedule 1 to the Transition Plan.  Other personnel from a Party may assist such Party’s Transition Coordinator with the foregoing, including by attending and participating in any meetings (whether by phone or in person) with respect thereto.

(b)         The Transition Coordinators shall be responsible solely during the Transition Period for (i) coordinating Transition Plan activities between the Parties, (ii) reviewing the progress being made under the Transition Plan, (iii) modifying the Transition Plan as necessary or desired (provided that any such modification shall be in writing and mutually agreed to by the Transition Coordinators), and (iv) implementing the Transition Plan.

3.1.2     Documents and Filings.  Within [***] after the Effective Date and to the extent necessary during the [***] following the Effective Date, as may be reasonably requested by Clementia,  Blueprint will transfer electronic copies and assign ownership to Clementia or its Affiliates of all Regulatory Data, Regulatory Filings, Regulatory Approvals and other documents to or from Regulatory Authorities and other Third Parties, relating to the Blueprint Compounds and Licensed Products in the Territory (collectively, “Documents and Filings”), as identified on Schedule 2 to the Transition Plan.  During the Transition Period,  (i) [***] or (ii) [***], Blueprint will provide such documents to Clementia reasonably promptly after becoming aware of such documents or Clementia’s request, as applicable.  [***]  In addition, at Clementia’s request, to the extent permitted by the applicable Regulatory Authorities, Blueprint will appoint Clementia as Blueprint’s agent (or cause its Representative to appoint Clementia as its agent) for all matters solely related to Licensed Product-related matters in the Territory involving such Regulatory Authorities until all Regulatory Data, Regulatory Approvals and Regulatory Filings in the Territory have been assigned to Clementia or its designee, with it being understood and agreed that Clementia shall promptly take any and all actions as may be required by the relevant Regulatory Authority to permit or finalize the aforementioned assignments to Clementia or its designee.

3.1.3     Right of Reference.  Blueprint hereby grants to Clementia and its Affiliates and Sublicensees a “Right of reference or use,” as that term is defined in 21 C.F.R. § 314.3(b) (or any successor rule or analogous law recognized outside of the U.S.) to all DMFs Controlled by Blueprint that pertain to the Blueprint Compounds.  To the extent Blueprint does not Control such DMFs, Blueprint will reasonably assist Clementia and its Affiliates and Sublicensees in obtaining a Right of reference or use from the Third Party holder of such DMFs.

3.1.4     Ongoing Clinical Study.  With respect to Blueprint’s Phase 1 Clinical Study for BLU-782 in normal healthy volunteers (the “Phase I NHV Study”), Blueprint will, and will cause such Persons conducting such Phase I NHV Study on its behalf to, complete activities necessary for database lock for the Phase I NHV Study.

3.1.5     Phase II Clinical Study Meetings.  Blueprint will accommodate Clementia’s reasonable requests to participate in communications with FDA regarding the first Phase II Clinical Study of Licensed Product, including attending meetings and reviewing minutes of any meetings, material telephone conferences or material discussions with FDA, in each case solely with respect to Licensed Product and to the extent permitted by FDA.

3.1.6     Blueprint Trademarks and Copyrights.  Blueprint will promptly transfer and assign to Clementia, at no cost, all of Blueprint and its Affiliates’ rights, title, and interests in and to any Trademarks and copyrights Controlled by Blueprint and exclusively used in connection with the Licensed

Products (but not any Blueprint house marks or any Trademark containing the words “Blueprint,” “Blueprint Medicines” or “Blueprint Medicines Corporation”).

3.1.7     Patent Information.  Upon request by Clementia, Blueprint will provide (a) any and all material correspondence with the relevant patent office(s) pertaining to the Prosecution and Maintenance of the Licensed Patents prior to the Effective Date,  (b) a Patent docket report detailing the status of all Licensed Patents with upcoming deadlines for the [***] period following the Effective Date, and (c)  [***] the following: (1)  [***], (2)  [***] and (3)  [***] in connection with the Prosecution and Maintenance of the Licensed Patents prior to the Effective Date.

3.1.8     Data Room Transfer.  Within [***] of the Effective Date, Blueprint shall provide Clementia with complete, unabridged and unrestricted (including with ability to print and download) electronic copies of all documents and materials that had been placed in the data room established prior to the Effective Date for Clementia’s and its Affiliates’ diligence of the Blueprint Compounds and Licensed Products.

3.2        Manufacturing Technology Transfer.

3.2.1     Technology Transfer.  Within [***] after the Effective Date, [***] Blueprint will transfer to Clementia or its designated CMO an electronic copy of Manufacturing technology related to the Manufacture of BLU-782, as identified on Schedule 3 to the Transition Plan.  At Clementia’s request, Blueprint will [***].  For the avoidance of doubt, Blueprint’s efforts will not include the expenditure of funds or payments to such Blueprint CMO or the assignment by Blueprint to Clementia of any of Blueprint’s master service agreements or similar agreements with any such Blueprint CMO.

3.2.2     Manufacturing Inventory.

(a)         Existing Manufacturing Inventory.  [***] after the Effective Date, the Parties will enter into a  bill of sale in the form set forth in Exhibit 3.2.2, and Blueprint will sell to Clementia, and Clementia will purchase, the quantities of BLU-782 and the Licensed Product containing BLU-782 (in bulk form or finished dosage product form) or works-in-progress of each of the foregoing Controlled by Blueprint, identified on and upon the terms and conditions set forth in Schedule 3.2.2(a) (“Existing Manufacturing Inventory”), at an amount equal to (i) the aggregate Fully Burdened Costs for such Manufacturing Inventory set forth in Schedule 3.2.2(a), multiplied by (ii) [***].  Title to and risk of loss of such Existing Manufacturing Inventory will pass to Clementia at the time of sale, and such Existing Manufacturing Inventory shall be sold “as is” to Clementia.

(b)         In Process Manufacturing Inventory.  [***],  for the quantities of BLU-782 and the Licensed Product containing BLU-782 (in bulk form or finished dosage product form) and all raw materials or works-in-progress of each of the foregoing Controlled by Blueprint,  identified on Schedule 3.2.2(b) (“In Process Manufacturing Inventory”), the Parties will enter into a bill of sale in the form set forth in Exhibit 3.2.2, and Blueprint will sell to Clementia, and Clementia will purchase, the In Process Manufacturing Inventory upon the terms and conditions set forth in Schedule 3.2.2(b), at an amount equal to (i) the aggregate Fully Burdened Costs for such In Process Manufacturing Inventory set forth in Schedule 3.2.2(b), multiplied by (ii) [***].  Title to and risk of loss of such In Process Manufacturing Inventory will pass to Clementia at the time of sale, and such In Process Manufacturing Inventory shall be sold “as is” to Clementia.

(c)         Manufacturing Documents.  Within [***] after the Effective Date (with respect to such Existing Manufacturing Inventory) and within [***] after such sale (with respect to such In Process Manufacturing Inventory), Blueprint will also transfer (or cause to be transferred) to Clementia copies of Blueprint’s Manufacturing records relating to such supply, including copies of the applicable batch records, in-process and release test results, and certificates of analysis and, to the extent applicable, release with respect thereto (the “Manufacturing Documents”); provided, however, that in no event shall Blueprint be required to transfer any of its CMO’s confidential or proprietary information.

3.3        Assistance by Blueprint.  Blueprint will provide reasonable assistance to Clementia in accordance with the Transition Plan for up [***] hours at no cost to Clementia (other than external costs and expenses incurred by Blueprint in connection therewith, for which Blueprint will invoice Clementia); provided that, [***].  For any assistance by Blueprint to Clementia in excess of [***] hours, Blueprint will invoice Clementia for FTEs at the FTE Rate for any FTE hours and external costs and expenses incurred by Blueprint in connection with providing such assistance for a period not to exceed [***] to facilitate (a) the transition of the Licensed Technology and Documents and Filings to Clementia and (b) the transfer of the Manufacturing Documents to Clementia (such period, the “Transition Period”).  Clementia will pay such invoices within [***] of receipt of each invoice from Blueprint in accordance with Section 5.9.  For the avoidance of doubt, Blueprint shall not be required to provide assistance to Clementia pursuant to this Section 3.3 beyond such [***] period, subject to Section 3.4.

3.4        Follow-up Period.  If no later than [***], either Party discovers or learns of any material, non-duplicative documents or materials that should have been included in the Documents and Filings or any Know-How that should have been included in the Licensed Technology, such Party shall provide written notice to the other Party, and Blueprint shall [***] provide Clementia with such Documents and Filings or such Licensed Know-How in accordance with the manner specified on Schedule 2 to the Transition Plan.

ARTICLE 4

RESEARCH, DEVELOPMENT, REGULATORY, MANUFACTURING AND COMMERCIALIZATION

4.1        General.  Without limiting Clementia’s obligations pursuant to Section 4.2, as between the Parties, Clementia will have sole authority and responsibility, at its sole expense, to Develop, Manufacture (subject to Blueprint’s obligations pursuant to Section 3.2) and Commercialize Licensed Products in the Field in the Territory.  Without limiting the generality of the foregoing, subject to Clementia’s obligations pursuant to Section 4.2, as between the Parties, Clementia will be solely responsible and have sole authority for preparing, and submitting all required Regulatory Filings in connection with obtaining and maintaining Regulatory Approvals with respect to Blueprint Compounds and Licensed Products in the Field, including all INDs and NDAs, at Clementia’s sole expense.  All such submissions and Regulatory Filings relating to Blueprint Compounds and Licensed Products will be submitted in the name of, and owned by, Clementia.

4.2        Diligence.

4.2.1     Research and Development Diligence.  During the period commencing with the Effective Date and ending with the date of FDA approval of the first NDA for a Licensed Product, Clementia (directly, or through its Affiliates, Sublicensees and permitted subcontractors) will use Commercially Reasonable Efforts to Research, Develop and obtain Regulatory Approval of [***] Licensed Product for use in humans in the Field in [***] for the treatment [***] of FOP in patients.  Without limiting the foregoing sentence, Clementia will (a) use Commercially Reasonable Efforts to implement the initial Development Plan attached hereto as Exhibit B and (b) Initiate a Phase II Clinical Study or Pivotal Study of a Licensed Product for the treatment [***] of FOP in patients by no later than [***] 2020.

4.2.2     Commercialization Diligence.  Clementia (directly, or through its Affiliates, Sublicensees and permitted subcontractors) will be responsible for and use Commercially Reasonable

Efforts to Commercialize [***] Licensed Product(s) during the Term following Regulatory Approval for such Licensed Product(s) for use in humans in the Field in [***]

4.2.3     Notification of Inability to Exploit; Resumption of Performance.  Notwithstanding the foregoing, Clementia shall not be in breach of this Section 4.2 in the event and to the extent its failure to perform its obligations under this Section 4.2 arises from or is a result of a Delay or Suspension.  Clementia will promptly notify Blueprint in writing (and in any event, within [***]) upon it obtaining knowledge of the occurrence of a Delay or Suspension.  Such notice shall state the nature of the event or condition, and its anticipated duration (to the extent such anticipated duration can reasonably be estimated).    Clementia will promptly respond to Blueprint’s reasonable questions or requests for additional information relating to such cause for Delay or Suspension and resumption of Development or Commercialization obligations.  Clementia will use Commercially Reasonable Efforts to resolve the cause for such Delay or Suspension and resume performance of its obligations pursuant to Sections 4.2.1 and/or 4.2.2, as applicable.

4.3        Manner of Performance; Records.  Clementia will (a) perform, and will cause its Affiliates and Sublicensees to perform, all Research, Development, Manufacturing and Commercialization activities and obligations under this Agreement in good scientific manner and in compliance with all applicable Laws (including with respect to each such activity that will or would reasonably be expected to be submitted to a Regulatory Authority in support of a Regulatory Filing or NDA, then-current Good Laboratory Practices, Good Clinical Practices and Good Manufacturing Practices) and (b) maintain, or cause to be maintained, complete and accurate records of all such activities conducted by or on behalf of Clementia, its Affiliates and Sublicensees, including all results, data, inventions and developments, at a level of detail appropriate for patent and regulatory purposes.  In the event Blueprint has a reasonable basis to believe Clementia is not in compliance with applicable Law, Blueprint may appoint an independent third party reasonably acceptable to Clementia to review any such records of Clementia and its Affiliates and Sublicensees, as applicable, in the location(s) where such records are maintained by Clementia and its Affiliates and Sublicensees, upon reasonable prior written notice, during regular business hours and under obligations of confidentiality reasonably satisfactory to Clementia, for the sole purpose of verifying Clementia’s and its Affiliates’ and Sublicensees’ compliance with applicable Law.

4.4        Notice of Metabolites; Reports.

4.4.1     Notice of Metabolites.  At any time during the Term, Clementia shall provide Blueprint with written notice of any Metabolite(s) not identified in Exhibit A-2,  which notice shall include the chemical structure of such metabolite (such metabolite, a “New Metabolite”).  Effective upon receipt by Blueprint of such written notice, (a) such New Metabolite shall become a Blueprint Compound and (b) Blueprint hereby grants to Clementia the licenses specified under Sections 2.1.1,  2.1.2, and 2.1.3 with respect to such New Metabolite as a Blueprint Compound; provided that in each case (clauses (a) and (b)) if Blueprint does not, as of the date of such written notice, Control the (i) Blueprint Product-Specific Technology, (ii) Blueprint Future Technology, or (iii) Blueprint Platform Technology, in each case (clauses (i), (ii) and (iii)), respectively, that Covers (with respect to Licensed Patents) or relates to (with respect to Licensed Know-How) the New Metabolite, then (A) such New Metabolite shall not become a Blueprint Compound and (B) Blueprint will not grant to Clementia any license under Section 2.1 with respect to such New Metabolite.  Clementia covenants that it will not Develop or Commercialize any Metabolite unless and until such Metabolite becomes a Blueprint Compound; provided, however, that nothing in this Section 4.4.1 will be interpreted to prevent Clementia from continuing to Develop and Commercialize then-existing Blueprint Compounds as contemplated by this Agreement.

4.4.2     Development and Commercialization Reports.  During the period commencing with the Effective Date [***],  Clementia will provide to Blueprint a written report (in English) at least [***]

describing in reasonable detail Clementia’s and its Affiliates’ and Sublicensees’ activities and progress, including through its Affiliates and Sublicensees, related to the Research, Development, Manufacturing and Commercialization of the Licensed Products in the Territory including with respect to Development, on a Licensed Product-by-Licensed Product and Indication-by-Indication basis and country-by-country basis:  (a) [***], (b) [***], (c) [***], (d) [***], (e) [***], (f) [***], and (g) [***] (each such report, a “Development Report”).  Concurrently with such Development Report, Clementia will provide any updates and amendments to the Development Plan.  Beginning after the [***],  Clementia will provide such report [***], including a brief overview of (i) any of the foregoing activities ((a) through (g)) related to (A) [***], and (B) [***] and (ii) [***] (each such report, a “Commercialization Report”).  Clementia will promptly respond to Blueprint’s reasonable questions or requests for additional information relating to reported activities and progress in such Development Reports or Commercialization Reports, as applicable.  For avoidance of doubt, each Development Report and Commercialization Report shall be Clementia’s Confidential Information.

ARTICLE 5

FINANCIAL TERMS

5.1        Upfront Payment.  Clementia will pay Blueprint an irrevocable, non-refundable, non-creditable payment in the amount of Twenty Five Million Dollars ($25,000,000) within [***] after the Effective Date.

5.2        Development Milestone Payments.

5.2.1     Development Milestones and Development Payments.  In partial consideration of the licenses and rights granted to Clementia hereunder, Clementia will make each of the irrevocable, non-refundable, non‑creditable, one-time milestone payments set forth below in Table 5.2.1 (each, a “Development Milestone Payment”) to Blueprint within [***] after the first achievement by Clementia or any of its Affiliates or Sublicensees of the corresponding milestone event set forth below in such table with respect to a Licensed Product (each, a “Development Milestone Event”).

Table 5.2.1 – Development Milestones
	Development Milestone Event	Development Milestone Payments
1	[***]	$20,000,000 (Twenty Million Dollars)
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]
7	[***]	[***]
8	[***]	[***]
9	[***]	[***]
10	[***]	[***]

5.2.2     [***]

(a)         [***].

(b)         [***].

5.2.3     One-Time Payments.  For clarity, each Development Milestone Payment in Table 5.2.1 will be due and payable one time only with respect to the first achievement of each Development Milestone Event by the first Licensed Product to achieve such Development Milestone Event (regardless of the number of Licensed Products to achieve such Development Milestone Event), such that the maximum total amount payable under this Section will not exceed [***].

5.2.4     Milestone Event Notice.  Within [***] after Clementia becomes aware that a Development Milestone Event was achieved, Clementia will notify Blueprint thereof in writing, including identifying the event and the date of its achievement.

5.3        Sales Milestone Payments.

5.3.1     Sales Milestones and Sales Milestone Payments.  Clementia will pay to Blueprint the following irrevocable, non-refundable, non-creditable one-time sales milestone payments (each, a “Sales Milestone Payment”) within [***] following the end of the first Calendar Year during the Royalty Term in which the aggregate Net Sales of Licensed Products by Clementia, its Affiliates and Sublicensees in the Territory achieves the sales threshold (set forth in the table below) corresponding to such Sales Milestone Payment (each a “Sales Milestone Event”):

Table 5.3.1 – Sales Milestones
	Sales Milestone Event	Sales Milestone Payments
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]

Each Sales Milestone Payment will be payable only one-time and only upon the first achievement of the applicable Sales Milestone Event for aggregate Net Sales of Licensed Products in the Territory, and no amounts would be due for subsequent or repeated achievements.  For clarity, more than one (1) Sales Milestone Event may occur in a single Calendar Year.  For example, [***].  The maximum total amount payable under this Section will not exceed [***].

5.3.2     Milestone Event Notice.  Within [***] after Clementia becomes aware that a Sales Milestone Event was achieved, Clementia will notify Blueprint thereof in writing, including identifying the event and the date of its achievement.

5.4        Royalties.

5.4.1     Royalty Rate.  Subject to the applicable adjustments in accordance with Section 5.6, during the applicable Royalty Term, Clementia will pay to Blueprint royalties based on the aggregated Net Sales of all Licensed Products (whether by Clementia, its Affiliates or Sublicensees) in the Territory at the rates set forth in the table below.

Table 5.4.1 – Royalty Rates for Net Sales of Licensed Products
Worldwide Aggregate Annual Net Sales of Licensed Products	Royalty Rate (as a percentage of Net Sales)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

5.4.2     Royalty Term.  Royalties will be due under this Section 5.4.2 on a country-by-country and Licensed Product-by-Licensed Product basis during the period commencing on the First Commercial Sale of such Licensed Product in such country and ending upon the latest of (a) the expiration of the last Valid Claim within the Licensed Patents Covering such Licensed Product in such country, (b) upon the expiration of the Regulatory Exclusivity Period for such Licensed Product in such country or (c) the [***] anniversary of the First Commercial Sale of such Licensed Product in such country (such period for such Licensed Product in such country, the “Royalty Term”).

5.5        Royalty Payments and Reports.

5.5.1     [***] Flash Reports.  Beginning after the first sale of a Licensed Product,  (i) as part of the reports described in Section 4.4.2,  Clementia will provide a forecast of estimated quarterly and annual Net Sales and (ii) [***],  Clementia will provide Blueprint with a flash report providing a good-faith estimate of the amount of Net Sales and the royalties payable to Blueprint on such Net Sales on a Licensed Product-by-Licensed Product and country-by-country basis in the Territory during such [***] (including such amounts expressed in local currency and as converted to Dollars).  Notwithstanding the foregoing, Clementia will provide final reports for each Calendar Quarter as set forth in Section 5.5.2, and it is understood that for purposes of calculating the royalty owed under Section 5.4.1 or Section 5.6, as applicable, final reported Net Sales (as reported pursuant to Section 5.5.2) may vary from the flash report for the [***].

5.5.2     Quarterly Royalty Payments and Final Reports.  Within [***] after the end of each of the Calendar Quarters ended March 31, June 30 and September 30 of each Calendar Year and within [***] after the end of the Calendar Quarter ended December 31 of each Calendar Year, Clementia  (i) will pay to Blueprint any amounts due pursuant to Section 5.4.1 (“Royalty Payments”), and (ii) will provide to Blueprint concurrently with such payment a statement (in English) setting forth (a) the amount of Net Sales on a Licensed Product-by-Licensed Product and country-by-country basis in the Territory during such Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars); (b) the type and amount of permitted deductions from gross sales to determine Net Sales and the total amount of such deductions; (c) the applicable royalty rates for each Licensed Product in each country in the Territory after applying any permitted deductions in accordance with Section 5.6; and (d) a calculation of the royalties due to Blueprint for such Calendar Quarter.

5.6        Payment Reductions.

5.6.1     Blocking Third Party Patent(s).  Subject to Section 5.6.5,  Clementia will be entitled to deduct from Royalty Payments under Section 5.4 otherwise payable to Blueprint on Net Sales of a Licensed Product in a specific country or countries, [***] of any Blocking Third Party Patent Payments actually paid by Clementia or any of its Affiliates or Sublicensees under a license to Blocking Third Party Payments applicable to such Licensed Product in such country or countries, up to a maximum reduction under this Section 5.6.1 of [***] of the royalties otherwise owed to Blueprint hereunder for the applicable Calendar Quarter for such Licensed Product in such country.

5.6.2     No Exclusivity.  Subject to Section 5.6.5 if at any time during the Royalty Term a Licensed Product is sold in a country in the Territory by Clementia or an Affiliate or Sublicensee and such Licensed Product, at the time of such sale:

(a)         is not Covered by a Valid Claim within the Licensed Patents Covering such Licensed Product in such country, but is within any applicable Regulatory Exclusivity Period, then, the applicable royalty in effect with respect to such sale of such Licensed Product in such country as specified in Section 5.4.1 will be reduced by [***]; or

(b)         is not Covered by a Valid Claim within the Licensed Patents Covering such Licensed Product in such country and is not within any applicable Regulatory Exclusivity Period, then, the applicable royalty in effect with respect to such sale of such Licensed Product in such country as specified in Section 5.4.1 will be reduced by [***].

5.6.3     Generic Competition.  Subject to Section 5.6.5, on a Licensed Product-by-Licensed Product and country-by-country basis, if during any Calendar Quarter, there is Loss of Market Exclusivity for such Licensed Product in such country and the aggregate Net Sales of such Licensed Product in such country during any [***] following the Generic Launch Quarter are at least [***] lower than the aggregate Net Sales of such Licensed Product in such country during the [***] immediately prior to the Generic Launch Quarter, then the royalty rate applicable to Net Sales of such Licensed Product in such country in such Calendar Quarter will be reduced by [***] of the applicable royalty rate that would otherwise be owed on such Net Sales of such Licensed Product in such country under Section 5.4.1;  provided, that if the aggregate Net Sales of such Licensed Product in that country during any [***] following the Generic Launch Quarter are at least [***] lower than the aggregate Net Sales of such Licensed Product in such country during [***] immediately prior to the Generic Launch Quarter, then the royalty rate applicable to Net Sales of such Licensed Product in such country in such Calendar Quarter will be reduced by [***] of the applicable royalty rate that would otherwise be owed on such Net Sales of such Licensed Product in such country under Section 5.4.1 (each, a “Royalty Reduction Trigger”); provided, however, if the aggregate Net Sales of such Licensed Product in a country during any [***] subsequently become equal to or exceed the aggregate Net Sales of such Licensed Product in such country during the last [***] immediately prior to the Generic Launch Quarter, then the applicable royalty rate reduction will cease with respect to such Licensed Product in such country, unless and until a Royalty Reduction Trigger occurs again with respect to such Licensed Product in such country.  In the event a royalty rate reduction under this Section 5.6.3 is applied with respect to a Licensed Product in a country during a Calendar Quarter following a Generic Launch Quarter, any royalty reduction previously applied under Section 5.6.2 shall no longer apply with respect to such Licensed Product in such country as of such Calendar Quarter.    Clementia will promptly notify Blueprint of the occurrence of Loss of Market Exclusivity, which notice will specify the applicable Generic Products, Indication, and country in the Territory.

5.6.4     Compulsory License.  If a Compulsory License is granted to a Third Party with respect to any Licensed Product in any country in the Territory with a royalty rate lower than the applicable royalty rate set forth in this Section 5.6.4, and such Third Party actually sells such Licensed Product in such country under such Compulsory License, then the royalty rate to be paid by Clementia on Net Sales in that country under this Section 5.6.4 will be reduced to the rate paid by the compulsory licensee.

5.6.5     Maximum Aggregate Reduction.  The maximum aggregate of all reductions under Sections 5.6.1 through Section 5.6.3 will reduce the amount of royalties owed to Blueprint hereunder in any given Calendar Quarter by no more than [***] from the amounts otherwise due to Blueprint hereunder in such Calendar Quarter in the absence of any such reductions.    Clementia may carry forward to subsequent Calendar Quarters any amounts that it was not able to credit under this Section 5.6.5 on account of such maximum aggregate royalty reduction, subject to the maximum aggregate royalty reduction for all subsequent Calendar Quarters.

5.7        Financial Audits.

5.7.1     Record Keeping.  Clementia and its Affiliates and Sublicensees will keep, and will require each of its Sublicensees to keep, complete and accurate records in accordance with the applicable Accounting Standards of the activities and payments underlying (a) the Development Milestone Payments, (b) the Sales Milestone Payments, (c) Net Sales, including the Net Sales and proration factor applied for Combination Products and the deductions from gross revenue to determine Net Sales, (d) Royalty Payments, including reductions taken in accordance with Section 5.6, if any, and (e) any other payments under this Agreement.  Blueprint will have the right not more than [***] during the Term and [***] thereafter, at its sole expense, to have an independent, certified public accountant, selected by Blueprint and reasonably acceptable to Clementia, review any such records of Clementia and its Affiliates and Sublicensees, as applicable, in the location(s) where such records are maintained by Clementia and its Affiliates and Sublicensees, as applicable, upon reasonable prior written notice, during regular business hours and under obligations of confidentiality, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement, within the prior [***] period.  The records for any Calendar Year may be audited no more than once absent fraud or intentional misconduct that directly inhibited Blueprint’s ability to conduct a complete and accurate audit.

5.7.2     Audit Report.  The report prepared by the independent certified public accounting firm pursuant to Section 5.7.1, a copy of which report (which will be in English) will be sent or otherwise provided to each Party by such independent public accountant at the same time, will contain the conclusions of such accounting firm regarding the audit and will specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment, and the specific details regarding any discrepancies.  No other information will be provided to Blueprint without the prior consent of Clementia unless disclosure is required by Law, regulation or judicial order, and if so determined by Blueprint, it will, if permitted, give Clementia prior notice thereof reasonably sufficient for Clementia to seek a protective order against or limiting such disclosure.  If such report shows any underpayment, then Clementia will remit to Blueprint, within [***] after receipt of such report, (a) the amount of such underpayment and (b) if such underpayment exceeds [***] of the total amount owed for the period then being audited, the reasonable out-of-pocket costs incurred by Blueprint in conducting such audit.  If such report shows any overpayment, then any overpayments will, at Clementia’s election, be refunded by Blueprint to Clementia within [***] of receipt of the audit report or deducted from future payments owed to Blueprint.  The Parties mutually agree that all information of Clementia, its Affiliates and Sublicensees that is subject to review under this Section is Confidential Information of Clementia and that Blueprint will retain and cause the accountant to retain all such information in confidence in accordance with Article 7.

5.7.3     Audit Period.  Upon the expiration of [***] following the end of any Calendar Year, the audit rights set forth in this Section 5.7 will no longer apply to such Calendar Year and the calculation of amounts payable with respect to such Calendar Year will be binding and conclusive absent a showing of fraud or intentional misconduct in the calculation of such amounts.

5.8        Taxes.

5.8.1     VAT.  It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax (“VAT”), which will be added thereon as applicable.

5.8.2     Withholding Taxes.  Subject to Section 5.8.5, if a Party is required to make a payment under this Agreement (the “Payor”) to the other Party (the “Payee”) and such payment is subject to a deduction of tax or withholding tax, then (a) if such withholding or deduction obligation arises as a result of any failure on the part of Payor to comply with applicable tax laws or filing or record retention requirements, that has the effect of modifying the tax treatment of either of the Parties, then the sum payable by Payor (in respect of which such deduction or withholding is required to be made) will be increased to the extent necessary to ensure that Payee receives a sum equal to the sum which it would have received had no such action or failure to act occurred and (b) otherwise, the sum payable by Payor (in respect of which such deduction or withholding is required to be made) will be made to Payee after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount will be remitted in accordance with applicable Law. In addition, in the event of any changes in applicable Law that result (or may result) in any withholding taxes, the Parties shall reasonably cooperate to minimize the amount of any taxes withheld.

5.8.3     Tax Cooperation.  To the extent the Payor is required by applicable Law to deduct and withhold taxes on any payments to the Payee, the Payor will pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the Payee an official tax certificate or other evidence of such withholding sufficient to enable the Payee to claim such payments of taxes.  If Payor fails to perform its obligations as set forth in the foregoing sentence, Payor shall reimburse the Payee for any and all interest, penalties, costs and expenses incurred by the Payee arising from such failure.  Payee will timely provide to the Payor any tax forms or reports that may be reasonably necessary in order for Payor not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party will provide the other with timely and reasonable assistance to enable the recovery, as permitted by applicable Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party effectively bearing such withholding tax or VAT.  If the sum payable by Payor (in respect of which a deduction or withholding was required to be made) has been increased to the extent necessary to ensure that Payee would receive a sum equal to the sum which it would have received had no such deduction or withholding been required by applicable Law, and if Payee subsequently obtains a tax credit or deduction on account of any such withholding tax, VAT or similar payment obligation paid by Payor (or any fraction thereof), Payee shall promptly refund in cash to Payor an amount equal to such withholding taxes, VAT, or similar payment obligations remitted by Payor to the proper Governmental Authority, to the extent of such tax credit or deduction obtained by Payee; provided that such refund shall only become due and payable if, as and when Payee (i) receives such tax credit as a cash refund from the applicable taxing authority or (ii) is able to apply such tax credit to, or deduct such tax deduction from, a current amount owed by Payee to such taxing authority.

5.8.4     Tax Forms.  The Parties agree to cooperate and produce on a timely basis any tax forms or reports reasonably requested by the other Party in connection with any payment made under this Agreement, including any documents reasonably necessary to determine whether the Payee may, or actually did, obtain a foreign tax credit or refund of any withholding tax due on a payment made under this Agreement.

5.8.5     Assignment.  If either Party assigns its rights and obligations hereunder to an Affiliate or Third Party in compliance with Section 13.1 and if such Affiliate or Third Party will be required by applicable Law to withhold any taxes from or in respect of any amount payable under this Agreement as a result of such assignment, then any such amount payable under this Agreement will be increased to take into account the additional taxes withheld as may be necessary so that, after making all required withholdings, Payee receives an amount equal to the sum it would have received had no such assignment been made.  The foregoing sentence will not apply to any assignment to an Affiliate or Third Party in compliance with Section 13.1 where such Affiliate or Third Party is a tax resident of the United States, United Kingdom (or any successor country thereto that encompasses England) or France under applicable Law (provided that the Parties shall reasonably cooperate to minimize any taxes withheld).  If either Party assigns its rights and obligations hereunder to an Affiliate or Third Party in compliance with Section 13.1 and the other Party will be required by applicable Law to withhold any taxes from or in respect of any amount payable under this Agreement to such Affiliate or Third Party as a result of such assignment, then the sum payable by Payor (in respect of which such deduction or withholding is required to be made) will be made to Payee after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount will be remitted in accordance with applicable Law.

5.9        Currency of Payments; Payments.  All amounts payable and calculations under this Agreement will be in Dollars.  With respect to Royalty Payments for Net Sales invoiced in any currency other than Dollars and, if applicable, any Royalty Payment reductions in any currency other than Dollars, such amounts shall be converted into Dollars calculated using (i) the exchange rate corresponding to the average of the daily reference rate published by the European Central Bank for the Dollar against the Euro, multiplied by (ii) the average over the applicable Calendar Quarter of the daily fixing cross rate published by the European Central Bank for the Euro against the currency of the country in which the applicable Net Sales were made or the Royalty Payment reduction applies, in each case, as consistently used by Clementia and its Affiliates for purposes of their group consolidated accounts.  All payments due to Blueprint under this Agreement will be paid in Dollars by bank wire transfer of immediately available funds to the following bank account of Blueprint (which account Blueprint may update from time to time by written notice to Clementia):

[***]

For Further Credit to:

[***]

5.10      Interest on Overdue Payments.  Interest will be payable on any payments that are not paid on or before [***] after the date such payments are due under this Agreement at a rate per annum equal to the lesser of SOFR USD plus [***] or the highest rate allowed by applicable Law, as applicable and commencing on the date such payments are due and ending when paid.  In the event that no rate is available for SOFR USD, the Parties shall agree in good faith to substitute a reasonable alternative rate for purposes of this Section 5.10.

ARTICLE 6

INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

6.1        Ownership of Inventions.

6.1.1     Ownership.  Inventorship for patentable Know-How conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement will be determined on a worldwide basis in accordance with United States Patent Laws and, except as expressly set forth herein, ownership of any such patentable Know-How will be determined by inventorship under applicable Law.

(a)         Pre-existing Patents and Know-How.  Subject only to the rights expressly granted to the other Party under this Agreement, each Party will and does own all rights, title, and interest in and to any Patents and Know-How that are Controlled by such Party prior to the Effective Date or that such Party creates or obtains outside the scope of this Agreement.

(b)         Clementia Development Technology.  Subject only to the rights expressly granted to Blueprint under this Agreement, Clementia will and does own all rights, title, and interest in and to all Clementia Development Technology.

(c)         Blueprint Development Know-How and Blueprint Future Technology.  Subject only to the rights expressly granted to Clementia under this Agreement, Blueprint will and does own all rights, title, and interest in and to any Blueprint Development Know-How and Blueprint Future Technology.

(d)         Joint Technology.  Subject only to the rights expressly granted to the Parties under this Agreement, the Parties will and do jointly own the Joint Technology, with each Party having an equal, undivided interest therein.  Each Party will promptly disclose to the other Party in writing and will cause its Affiliates, and its and their licensees and sublicensees to so disclose, the making of any Joint Technology.  Subject to the licenses granted hereunder and the other terms and conditions of this Agreement, including Section 2.1, each Party may exercise its ownership rights in and to such Joint Technology, including the right to license and sublicense or otherwise to exploit, transfer or encumber its ownership interest, throughout the world, without an accounting or obligation (including paying royalties) to, or consent required from, the other Party.  At the reasonable written request of a Party, the other Party will in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding such Joint Technology.

6.2        Prosecution and Maintenance of Licensed Patents.

6.2.1     Clementia Development Patents.  Clementia will have the sole right to control the Prosecution and Maintenance of all Clementia Development Patents, at its sole expense.

6.2.2     Blueprint Future Technology.  Blueprint will have the sole right to control the Prosecution and Maintenance of all Patents within the Blueprint Future Technology, at its sole expense.

6.2.3     Licensed Patents and Joint Patents in the Territory.  During the Term, Clementia will be responsible (subject to Section 6.2.4), at its sole cost and expense, to Prosecute and Maintain the (a) Licensed Patents (except Joint Patents) in the name of Blueprint in all countries in the Territory and (b) Joint Patents in the name of Blueprint and Clementia in all countries in the Territory, in each case (clauses (a) and (b)) using qualified outside patent counsel and foreign patent associates selected by Clementia; provided that Clementia identifies such counsel and foreign patent associates for Blueprint in advance and Blueprint consents to such counsel and foreign patent associates (such consent not to be unreasonably withheld, conditioned or delayed).  Clementia will keep Blueprint informed of all steps with regard to and the status of such Prosecution and Maintenance of such Licensed Patents, including by providing Blueprint with (i) copies of all correspondence and material communications Clementia or its designee sends to or receives from any patent office or agency in the Territory relating to the Licensed Patents, (ii) a draft copy of all applications sufficiently in advance (and no less than [***] in advance) of filing to permit reasonable review and comment by Blueprint, and (iii) a copy of applications as filed, together with notice of its filing date and serial number.  During the Term, upon Blueprint’s request and not more than [***],  Clementia’s and Blueprint’s patent counsel (and other personnel, as necessary) will meet, in-person or telephonically at a mutually agreeable time and location, to discuss the status and strategy regarding the Prosecution and Maintenance of the Licensed Patents (including Joint Patents).  Before

Clementia submits any material filing, including a new patent application, or response to patent authorities with respect to the Licensed Patents, Clementia will provide Blueprint with the opportunity to review and comment on such filing or response (and no less than [***] in advance, to the extent reasonably practicable) and will consider in good faith Blueprint’s requests and suggestions regarding the Prosecution and Maintenance of the Licensed Patents under this Section 6.2.3.  Upon Blueprint’s request, Clementia will file continuing or divisional Patent applications with respect to the Licensed Patents [***] (“Continuing Applications”).  [***].

6.2.4     Step-In Right.  If Clementia elects not to Prosecute and Maintain or not to continue to Prosecute and Maintain a given Patent within the Licensed Patents (such patent, a  “Declined Patent”) in the Territory pursuant to Sections 6.2.3, then Clementia will give Blueprint written notice thereof within a reasonable period (but not less than [***]) prior to allowing such Declined Patent to lapse or become abandoned or unenforceable.

(a)         If Blueprint agrees that such Declined Patent should be allowed to lapse or become abandoned or unenforceable, Blueprint will provide written notice to Clementia of such agreement.  [***].

(b)         If Blueprint desires to maintain the Prosecution and Maintenance of such Declined Patent, Blueprint will provide written notice to Clementia, and will have the following rights with respect to such Declined Patent:

(i)          If such Declined Patent is a Blueprint Product-Specific Patent in a country, Blueprint will have the right to require Clementia to continue to Prosecute and Maintain such Declined Patent in such country, and Clementia and Blueprint will equally share the costs and expenses directly related to such Prosecution and Maintenance of such Declined Patent.  As of the date of Clementia’s notice to Blueprint in accordance with this Section 6.2.4 with respect to a Declined Patent under this Section 6.2.4(b)(i), any exclusive license Clementia may have in such Declined Patent in such country will convert to a non-exclusive license.  Before Clementia submits any material filing, including a new patent application, or response to patent authorities with respect to such Declined Patent under this Section 6.2.4(b)(i),  Clementia will provide Blueprint with the opportunity to review and comment on such filing or response (and no less than [***] in advance, to the extent reasonably practicable) and will consider in good faith Blueprint’s requests and suggestions regarding the Prosecution and Maintenance of such Declined Patent.

(ii)         If such Declined Patent is a Blueprint Platform Patent in a country, Blueprint will have the right, but not the obligation to assume responsibility or designate such responsibility to a Third Party for continuing the Prosecution and Maintenance of such Declined Patent in such country, at Blueprint’s sole expense, through patent counsel or agents of Blueprint’s choice.  Reasonably promptly after receipt of Blueprint’s notice under this Section 6.2.4 with respect to a Declined Patent under this Section 6.2.4(b)(ii),  Clementia will transfer responsibility for the Prosecution and Maintenance of the applicable Declined Patent to Blueprint and Clementia will take all actions and execute all documents reasonably necessary for Blueprint to assume such Prosecution and Maintenance, at no cost to Blueprint.  As of the date of Clementia’s notice to Blueprint in accordance with this Section 6.2.4, the term “Licensed Patents” will automatically exclude such Declined Patent.  For the avoidance of doubt, Section 6.1.1(d) shall apply with respect to any such Declined Patent under this Section 6.2.4(b)(ii) that is a Joint Patent.

6.2.5     Cooperation.  With respect to all Prosecution and Maintenance of the Licensed Patents and Continuing Applications, each Party will:  (a) execute any instruments to document their respective ownership consistent with this Agreement as reasonably requested by the other Party; (b) make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the appropriate Party hereunder to undertake its Prosecution and Maintenance responsibilities; (c) cooperate, if necessary, with the other Party in gaining Patent term extensions; and (d) act in good faith to coordinate its efforts under this Agreement with the other Party to minimize or avoid interference with such Prosecution and Maintenance by the other Party.

6.3        Patent Extensions and Orange Book Listings.  If elections with respect to obtaining patent term extensions or supplemental protection certificates or their equivalents in any country arising from the Exploitation of a Licensed Product, Clementia will have the sole and exclusive right in good faith to make any such elections with respect to a Blueprint Product-Specific Patent.  With respect to Regulatory Exclusivity Periods, such as those periods listed in the FDA’s Orange Book (including any available pediatric extensions) or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or orphan exclusivity periods, and all equivalents in any country, Clementia will have the sole and exclusive right in good faith to seek and maintain all such Regulatory Exclusivity Periods available for the Licensed Products.

6.4        Marking.  To the extent required by applicable Law, Clementia will, and will cause its Affiliates and all Sublicensees to, mark all Licensed Products made, used or sold, or their containers, with the number of each issued Licensed Patent that applies to such Licensed Product.

6.5        Third Party Infringement.

6.5.1     Notice.  Each Party will promptly notify the other in writing of any (a) apparent, threatened or actual infringement by a Third Party of any Licensed Patent in the Territory, or (b) unauthorized use or misappropriation of any Licensed Know-How in the Territory by a Third Party of which it becomes aware, and, in each case, will provide the other Party with all evidence in such Party’s possession or control supporting such infringement or unauthorized use or misappropriation (each, an “Infringement”).

6.5.2     Enforcement of Patents in the Territory.

(a)         Clementia will have the first right, but not the obligation, using qualified outside counsel of its choosing, provided that Clementia identifies such counsel for Blueprint in advance and Blueprint consents to such counsel (such consent not to be unreasonably withheld, conditioned or delayed), and at Clementia’s sole expense, to institute any Action alleging Infringement of any Licensed Patent on account of a Third Party’s manufacture, use, offer to sell or sale of any compound or product that competes with a Licensed Product for the treatment, [***] of FOP (each such Infringement, a “Competitive Infringement”).  Prior to commencing any such Action, Clementia will consult with Blueprint and will consider Blueprint requests and recommendations regarding such proposed Action.  Clementia will give Blueprint timely notice of any proposed settlement of any such Action and Clementia will not settle, stipulate to any facts, or make any admission with respect to such Competitive Infringement without Blueprint’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) if such settlement, stipulation, or admission would:  (i) adversely affect the validity, enforceability, or scope, or admit non-Infringement, of any of the Licensed Patents; (ii) give rise to liability of Blueprint or its Affiliates; (iii) grant to a Third Party a license or covenant not to sue under, or with respect to, any Licensed Technology or Blueprint Future Technology; or (iv) otherwise impair Blueprint’s or any of its Affiliates’ rights in any Licensed Technology or Blueprint’s or any of its Affiliates’ rights under this Agreement.

(b)         If Clementia  (i) does not initiate any Action against such Competitive Infringement in a country in the Territory, including by commencement of a lawsuit against the accused Person if necessary or obtain settlement thereof (in accordance with this Agreement), within [***] after discovering or receiving notice of such Competitive Infringement of such Licensed Patent or Joint Patent or (ii) if such Action is initiated within such period, ceases to pursue or withdraws from such Action, then in each case (clauses (i) and (ii)) Blueprint will be entitled (but will not be obligated), after taking into reasonable consideration Clementia’s reason for not initiating such Action, including any identified risks to the Licensed Patents and the Licensed Products, to take all actions reasonably necessary to abate such violation in such country, including commencement of a lawsuit against such accused Third Party if necessary.  If Clementia does not prosecute such an Action against such Third Party in such country, then any sales of Generic Products by such Third Party will not be counted to determine whether the market share of Generic Products in such country has been achieved for purposes of determining the amount of any royalty reduction under Section 5.6.3.

(c)         Subject to Section 6.5.2(a), Blueprint will have the first right, but not the obligation, using counsel of its choosing at Blueprint’s sole expense, to institute any Action alleging Infringement other than a Competitive Infringement (“Non-Competitive Infringement”) of the Licensed Patents, (including Joint Patents and Continuing Applications) or Blueprint Future Technology in the Field and in the Territory.  Blueprint will notify Clementia in writing prior to initiating such Action for Non-Competitive Infringement.  If such Action for Non-Competitive Infringement requires the assertion of one or more Licensed Patents that are Blueprint Product-Specific Patents, Blueprint will obtain Clementia’s prior written consent before instituting such Action (such consent not to be unreasonably withheld, conditioned or delayed).  If such Action for Non-Competitive Infringement requires [***], the Parties shall discuss in good faith the advisability of such Action for Non-Competitive Infringement and Blueprint shall [***] in view of any identified risks to the Licensed Patents and the Licensed Products.  For the avoidance of doubt, if such Action for Non-Competitive Infringement requires the assertion only of Patents Covering Blueprint Future Technology, Blueprint may initiate such Action without consulting with or accounting for Clementia.

6.5.3     Cooperation.  In any Action alleging Infringement brought under Section 6.5.2, each Party will, and will cause its Affiliates to, reasonably cooperate with each other, in good faith, relative to the other Party’s efforts to protect the Patents or Know-How at issue and will join such suit as a party, if requested by the other Party or if required by applicable Law to bring or maintain such Action, and at the cost of the other Party.  Furthermore, the Party initiating any Action alleging Infringement pursuant to Sections 6.5.2 will consider in good faith all reasonable and timely comments from the other Party on any proposed arguments asserted or to be asserted in litigation related to the enforcement or defense of any such Patents or Know-How.

6.5.4     Allocation of Recoveries.  If a Party brings any Action alleging Competitive Infringement under Section 6.5.2 (except with respect to Blueprint Future Technology) and recovers any damages or other sums in such action, such damages or other sums recovered will first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith (including attorneys’ fees).  If such recovery is insufficient to cover all such costs and expenses of both Parties, the controlling Party’s costs will be paid in full first before any of the other Party’s costs.  If after such reimbursement any funds will remain from such damages or other sums recovered, such funds will be retained by the Party that controlled the action or proceeding under Section 6.5.2; provided, however, that (a) if Clementia is the Party that controlled such action or proceeding, [***] and (b) if Blueprint is the Party that controlled such action or proceeding, [***].

6.6        Claimed Infringement.  Each Party will promptly notify the other Party if a Third Party brings any Action alleging patent infringement by Clementia or any of its Affiliates or Sublicensees or by Blueprint or its Affiliates, in each case with respect to the Exploitation of any Licensed Product under this Agreement (any such Action, an “Infringement Claim”).  In the case of any Infringement Claim, Clementia will have the right, but not the obligation, to control the defense and response to any such

Infringement Claim in the Territory against Clementia, its Affiliates or Sublicensees.  Upon the request of Clementia with respect to any Infringement Claim, Blueprint will reasonably cooperate with Clementia, at its sole cost and expense, in the reasonable defense of such Infringement Claim.  Blueprint will have the right to consult with Clementia concerning any Infringement Claim and to participate in and be represented by independent counsel in any associated litigation.  If the Infringement Claim is brought against both Parties (or their Affiliates), then each Party will have the right to defend against the Infringement Claim.  The Party defending an Infringement Claim under this Section 6.6 will (a) consult with the other Party as to the strategy for the prosecution of such defense, (b) consider in good faith any comments from the other Party with respect thereto and (c) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense.  The Party controlling the defense against an Infringement Claim will have the right to settle such Infringement Claim on terms deemed reasonably appropriate by such Party, provided, that, unless any such settlement includes a full and unconditional release from all liability of the other Party and does not adversely affect the rights of the other Party, any such settlement will be subject to the other Party’s prior written consent.

ARTICLE 7

CONFIDENTIALITY AND PUBLICITY

7.1        Confidential Information.

7.1.1     Confidentiality Obligation.  During the Term and for a period of [***] after any termination or expiration of this Agreement, the Receiving Party agrees to, and will cause its Affiliates and its and their respective Representatives to, (a) keep in confidence and not to disclose to any Third Party or (b) use for any purpose other than performing its obligations or exercising its rights under this Agreement, any Confidential Information of the Disclosing Party.  The Receiving Party will treat all Confidential Information provided by the Disclosing Party with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care.  The Receiving Party will promptly notify the Disclosing Party of any misuse or unauthorized disclosure of the Receiving Party’s Confidential Information, and the Receiving Party will be responsible for any breach of this Article 7 by any Third Party or any of its Representatives to whom the Disclosing Party’s Confidential Information is disclosed by or on behalf of the Receiving Party, and agrees, at its sole expense, to take all reasonable measures (including to court proceedings) to restrain such Third Parties and its Representatives from any prohibited or unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

7.1.2     Permitted Disclosures.  Notwithstanding Section 7.1.1, each Party may use or disclose Confidential Information of the other Party to the extent reasonably necessary in the following situations:

(a)         to the Receiving Party’s Affiliates and Representatives on a need-to-know basis to the extent reasonably necessary for purposes of performing its obligations or exercising its rights under this Agreement this Agreement; provided, however, that all such Persons are subject to obligations of confidentiality and non-use at least as stringent as those set forth in this Article 7  or otherwise customary for such type and scope of disclosure (which, for the avoidance of doubt, may include professional ethical obligations) and any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed;

(b)         with respect to the terms of this Agreement only, to any bona fide actual or prospective (i) investors, underwriters, lenders or other financing sources or (ii) acquirers, collaborators, licensors, licensees or Sublicensees, or strategic or commercial partners (including in connection with any royalty factoring transaction) and their respective Representatives, who reasonably require such Confidential Information in connection with the evaluation of or due diligence for any actual or potential investment, debt or other financing transaction, acquisition, license or sublicense, or partnership or collaboration; provided that, in each such case, such Persons are bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Article 7 or otherwise customary for such type and scope of disclosure (which, for the avoidance of doubt, may include professional ethical obligations) and any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed;

(c)         to the extent such use or disclosure is consistent with this Agreement and is reasonably necessary for Prosecution and Maintenance of the Licensed Patents, in each case, as contemplated by this Agreement; or (ii) regulatory filings and other filings with Governmental Authorities (including Regulatory Authorities), as necessary for the Exploitation of Licensed Product;

(d)         to the extent required to comply with applicable Law (including the rules and regulations of the U.S. Securities and Exchange Commission or equivalent foreign regulatory agency) or judicial or administrative process (including any such disclosures as are required by a Regulatory Authority in connection with seeking Regulatory Approval for any Licensed Product in the Territory); provided that, for the avoidance of doubt, information regarding the achievement of any milestone event and/or the payment of royalties under this Agreement (including the nature, probability, amount, payment and timing of any such milestone event or royalty) shall be disclosable by a Party pursuant to this Section 7.1.2(d).  If reasonably practicable, such Party shall provide written notice to the other Party together with a copy of such disclosure prior to such disclosure (which, in the case of Blueprint, such notice may be via e-mail to [***] and, in the case of Clementia, such notice may be via e-mail to [***] for purposes of this Section 7.1.2(d)), and in any event shall provide such notice as soon as is reasonably practicable after such disclosure; or

(e)         any disclosure that is permitted pursuant to Section 7.2.

7.1.3     Confidential Treatment.  Notwithstanding anything to the contrary set forth in this Agreement, if a Party is required or permitted to make a disclosure of the other Party’s Confidential Information pursuant to Section 7.1.2, then it will, to the extent not prohibited by applicable Law or judicial or administrative process, except where impracticable, provide prompt notice to the non-disclosing Party of such disclosure (together with a copy of the proposed text of such disclosure), will consider in good faith any timely comments provided by the non-disclosing Party (provided that the disclosing Party may or may not accept such comments in its sole discretion) and will take (or causes to be taken) all reasonable and lawful actions to seek to avoid and minimize the extent of such disclosure.

7.2        Publicity.

7.2.1     Press Releases.  Promptly following the Effective Date, the Parties will issue a mutually agreed upon joint press release in the form attached hereto as Exhibit E.  However, the Parties agree that after (a) a disclosure pursuant to Section 7.2 or Section 7.1.2 or (b) the issuance of a press release (including any initial press release) or other public announcement pursuant to this Section 7.2.1 that has been reviewed and approved by the other Party, the Disclosing Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval so long as the information in such press release or other public announcement remains true, correct, and the most current information with respect to the subject matters set forth therein.  Similarly, after a publication has been made available to the public, each Party may post such publication or a link to it on its corporate web site (or any website managed by such Party in connection with a Clinical Study for a Licensed Product, as appropriate) without the prior written consent of the other Party, so long as the information in such publication remains true, correct, and the most current information with respect to the subject matters set forth therein.

7.2.2     Further Publicity; Publications.

(a)         Publicity.  Except as set forth in Section 7.2.1, neither Party will issue any press release or public announcement relating to this Agreement without the prior written approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed), except that a Party may (i) once a press release or other public statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other written statement without the further approval of the other Party (so long as such information remains true and correct), and (ii) issue a press release or public announcement as required by applicable Law, including by the rules or regulations of the U.S. Securities and Exchange Commission or equivalent foreign regulatory agency or of any stock exchange or listing entity, provided that the Party issuing such press release gives reasonable prior notice to the other Party of and the opportunity to comment on the press release or public announcement, and otherwise complies with this Article  7.

(b)         Publications.

(i)          By Clementia.  Clementia may publish or present the results of Research and Development of a Licensed Product, subject to the prior review and approval by Blueprint for protection of Blueprint’s Confidential Information as provided in this Section 7.2.2(b).  Clementia will provide to Blueprint the opportunity to review any proposed abstracts, manuscripts or summaries of presentations that cover the results of Research and Development of a Licensed Product (each, a “Publication”).  Blueprint will designate a person or persons who will be responsible for reviewing such Publications.  Such designated person will respond in writing promptly and in no event later than [***] after receipt of the proposed material (or [***] in the case of an abstract) with either approval of the proposed material, or a request to remove Blueprint’s Confidential Information from such Publication, and upon such request Clementia shall so remove Blueprint’s Confidential Information; provided that, Clementia shall not be required to remove Blueprint’s Confidential Information to the extent disclosure is permitted pursuant to this Article 7.  In the event of concern, Clementia agrees not to submit or present such proposed Publication until Blueprint is given a reasonable period of time (not to exceed [***]) to seek patent protection for any material in such proposed Publication or presentation that it believes is patentable or to resolve any other issues.  Clementia will comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication.

(ii)         By Blueprint.  Blueprint may publish or present, without Clementia’s prior approval, the academic, scientific or medical abstracts, articles, papers, presentations or other type of public disclosures described on Schedule 7.2.2(b)(ii); provided that, Blueprint shall provide a copy of any such disclosure to Clementia; and provided further that Clementia provides any comments with respect to such disclosure in writing promptly and in no event later than [***] after receipt of the proposed material (or [***] in the case of an abstract), then Blueprint will consider in good faith any such timely comments provided by Clementia.

(iii)       Jointly by the Parties.  The Parties will jointly present the presentations described on Schedule 7.2.2(b)(iii).  The Parties will cooperate in preparing the content and materials for, and in presenting, such presentation.

7.2.3     Use of Names.  Following the issuance of the press release attached hereto as Exhibit E,  each Party will have the right to use the other Party’s name and logo in presentations, its website, collateral materials, investor and analyst presentations and corporate overviews to describe the collaboration relationship, as well as in taglines of press releases issued pursuant to this Section 7.2.3; provided that neither Party will use the other Party’s corporate name in such manner that the distinctiveness, reputation, and validity of any Trademarks and corporate or trade names of such other Party will not be impaired, and consistent with best practices used by such other Party for its other collaborators.  Except as permitted under this Section 7.2.3 or with the prior express written permission of the other Party, neither Party will use the name, trademark, trade name, or logo of the other Party or its Affiliates or their respective employees in any publicity, promotion, news release, or disclosure relating to this Agreement or its subject matter except as may be required by applicable Law.  Each Party will use the other Party’s corporate name in all publicity relating to this Agreement, including the initial press release and all subsequent press releases.

7.3        Tax Treatment.  Nothing in Section 7.1 will limit either Party in any way from disclosing to any Third Party such Party’s U.S. or foreign income tax treatment and the U.S. or foreign income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, or materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.

7.4        Attorney-Client Privilege.  Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, such privileges and protections.  The Parties:  (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date both the Receiving Party and the Disclosing Party will have the right to assert such protections and privileges.  Notwithstanding the foregoing, nothing in this Section 7.4 will apply with respect to a Dispute between the Parties (including their respective Affiliates).

ARTICLE 8

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

8.1        Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that, as of the Effective Date:

8.1.1     Organization.  It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

8.1.2     Authority.  It has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement, it has the right to grant to the other the licenses and sublicenses granted pursuant to this Agreement, and this Agreement and the performance by such Party of this Agreement do not violate such Party’s charter documents, bylaws or other organizational documents.

8.1.3     Consents.  Except for any Marketing Authorizations, Regulatory Filings, manufacturing approvals or similar approvals necessary for the Research, Development, Manufacture or Commercialization of Licensed Products, all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained.

8.1.4     No Conflict.  It is not under any obligation, contractual or otherwise, to any Person that would adversely affect the diligent and complete fulfillment of obligations under this Agreement and the execution and delivery of this Agreement by such Party, and the performance of such Party’s obligations under this Agreement (as contemplated as of the Effective Date) and the licenses and sublicenses to be granted by such Party pursuant to this Agreement (a) do not conflict with or violate any requirement of Laws applicable to such Party, (b) do not conflict with or violate any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party, and (c) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates.

8.1.5     Enforceability.  This Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms, subject to the general principles of equity and subject to bankruptcy, insolvency, moratorium, judicial principles affecting the availability of specific performance and other similar Laws affecting the enforcement of creditors’ rights generally.

8.2        Additional Representations and Warranties of Blueprint.  Blueprint represents and warrants to Clementia that, as of the Effective Date, except as set forth on Schedule 8.2:

8.2.1     Licensed Technology.  Blueprint solely Controls the Licensed Technology existing as of the Effective Date, free and clear of any claims, liens, charges or encumbrances.

8.2.2     Licensed Patents.  None of the issued Licensed Patents existing as of the Effective Date has been adjudged, in a final and non-appealable decision, invalid, unenforceable or unpatentable by any Governmental Authority of competent jurisdiction, and, to the knowledge of Blueprint, all such issued Licensed Patents existing as of the Effective Date are valid and enforceable.

8.2.3     Third Party Challenges.  There are no claims, judgments, or settlements against, or amounts with respect thereto, made against Blueprint or any of its Affiliates relating to the Licensed Technology.  No claim or litigation has been brought or, to Blueprint’s knowledge, threatened by any Person (a) alleging that the Licensed Patents are invalid or unenforceable, (b) asserting the misuse, or non-infringement of any of the Licensed Patents, (c) regarding inventorship of or challenging Blueprint’s Control of the Licensed Patents or (d) alleging misappropriation of the Know-How used in the Development or Manufacture of Licensed Products by or on behalf of Blueprint prior to the Effective Date.

8.2.4     Non-Infringement by Third Parties.  To Blueprint’s knowledge, no Third Party has infringed, misappropriated or otherwise violated any Licensed Technology.

8.2.5     Blueprint Product-Specific Patents.  Exhibit C-1 is, to Blueprint’s knowledge, a complete and accurate list of all Blueprint Product-Specific Patents as of the Effective Date, including, where relevant and reasonably available, all application numbers and filing dates, patent numbers, issue dates and jurisdictions.

8.2.6     Scientific and Technical Information.  Blueprint has disclosed to Clementia  (i) [***], (ii) [***] and (iii) [***].  [***].

8.2.7     Regulatory.  All INDs, other regulatory approval applications, and foreign equivalents relating to the Blueprint Compounds are in the name of Blueprint or its Affiliates.

8.2.8     Governmental Authorities; Compliance with Laws.  Neither Blueprint or its Affiliates has received written notice from any Governmental Authority terminating or refusing to renew any material governmental licenses, permits, registrations, concessions, franchises and authorizations relating to the Blueprint Compound or Licensed Products; Blueprint and its Affiliates have complied in all material respects with all applicable Laws in connection with the preparation and submission to all Governmental Authorities and Regulatory Authorities of any IND, or foreign equivalents thereto relating to the Blueprint Compounds; and Blueprint and its Affiliates have not received any notice, and to Blueprint’s knowledge, there are no facts, which have, or reasonably should have, led Blueprint or its Affiliates to believe that any such IND, or foreign equivalent is not, or will not be, in good standing with the relevant Governmental Authority or Regulatory Authority or is or will be withdrawn.

8.2.9     Third Party Agreements.  Blueprint has disclosed to Clementia [***].  In addition, Blueprint has disclosed to Clementia [***].  All agreements described under this Section 8.2.9 are set forth in Exhibit F.

8.2.10   Non-Infringement of Third Party Rights.  To Blueprint’s knowledge, neither the Development, Manufacture and Commercialization of Licensed Products in the Field as conducted on or prior to the Effective Date, nor the Development, Manufacture and Commercialization of Licensed Products (as currently constituted) in the Field as described in the Development Plan as of the Effective Date does or would infringe, interfere with or result in the misappropriation of any intellectual property rights of any Third Party existing as of the Effective Date.

8.2.11   Alexion Termination.  Alexion has no right, title or interest in Blueprint Compounds, Licensed Products and Blueprint Technology.  Blueprint does not and will not have any obligations to Alexion with respect to Blueprint Compounds, Licensed Products and Blueprint Technology that conflicts or will conflict with, interferes or will interfere with or diminishes or will diminish the rights granted to Clementia under this Agreement.

8.3        No Debarment.  Each Party represents and warrants that, to its knowledge, neither it nor any of its or its Affiliates’ employees or agents performing under this Agreement, or in the case of Blueprint, no employee or agent engaged by Blueprint or its Affiliates in the development of any of the Blueprint Compound or Licensed Product prior to the Effective Date, has ever been, or is currently:  (a) debarred under 21 U.S.C. § 335a or its equivalents in the Territory; (b) excluded, debarred, suspended, or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs; (c) listed in the FDA’s Clinical Investigators – Disqualification Proceedings Database, including for restrictions; or (d) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a) or its equivalents in the Territory, but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.  Each Party further covenants that if, during the Term of this Agreement, it becomes aware that it or any of its or its Affiliates’ employees or agents performing under this Agreement is the subject of any investigation or proceeding that could lead to that Party becoming a debarred entity or individual, an excluded entity or individual or a convicted entity or individual, such Party will immediately notify the other Party.  This provision will survive termination or expiration of this Agreement.

8.4        Additional Covenants.

8.4.1     Clementia represents and warrants to Blueprint that, as of the Effective Date:

(a)         Neither Clementia nor any of its Affiliates (or any of their respective Sublicensees, employees and contractors) will, in connection with the exercise of Clementia’s rights or performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including Clementia and its Affiliates, nor will Clementia or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of Clementia’s rights or performance of Clementia’s obligations under this Agreement; and

(b)         Neither Clementia nor any of its Affiliates (or any of their respective Sublicensees, employees and contractors), in connection with the exercise of Clementia’s rights or performance of Clementia’s obligations under this Agreement, will knowingly cause Blueprint to be in violation of Anti-Corruption Laws or Export Control Laws.

8.4.2     Additional Covenants of Blueprint.

(a)         Blueprint will not, and shall cause its Affiliates not to (i) license, sell, assign or otherwise transfer to any Person (other than Clementia or its Affiliates or Sublicensees pursuant to the terms of this Agreement) any Licensed Technology (or agree to do any of the foregoing) or (ii) incur or permit to exist, with respect to any Licensed Technology, any lien, encumbrance, charge, security interest, mortgage, liability, assignment, grant of license, in each case (clauses (i) and (ii)) in a manner that is or would be inconsistent with the licenses and other rights granted to Clementia or its Affiliates under this Agreement.

(b)         Blueprint will not, and shall cause its Affiliates not to, take any action that diminishes the rights under the Licensed Technology granted to Clementia or Clementia’s Affiliates under this Agreement.

8.4.3     Blueprint will, and shall cause its Affiliates to, (a) not enter into any agreement or arrangement that adversely affects (i) the rights granted to Clementia,  Clementia’s Affiliates or Sublicensees or (ii) Blueprint’s ability to fully perform its obligations hereunder; (b) not amend or otherwise modify any Third Party Agreements in any manner that (i) materially and adversely affects the rights granted to Clementia or Clementia’s Affiliates or Sublicensees or (ii) Clementia’s ability to fully perform its obligations hereunder; (c) promptly furnish Clementia with true and complete copies of all amendments, modifications, consents and waivers to Third Party Agreements to the extent related to either Party’s performance of its obligations or exercise of its rights hereunder (subject to any confidentiality obligations to such Third Party); (d) remain, and cause its Affiliates to remain, in compliance in all material respects with Third Party Agreements and (e) furnish Clementia with copies of all notices received by Blueprint or its Affiliates relating to any alleged breach or default by Blueprint or its Affiliates under any Third Party Agreements specifically related to a Licensed Product within [***] after receipt thereof.

8.5        No Other Representations or Warranties.

8.5.1     EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 8, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

8.5.2     THE MATERIALS AND INFORMATION PROVIDED BY BLUEPRINT (OR ITS AFFILIATES) TO CLEMENTIA ARE PROVIDED TO CLEMENTIA “AS IS” WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE,

NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.  REGARDING THE MATERIALS AND THE INFORMATION PROVIDED BY BLUEPRINT (OR ITS AFFILIATES) TO CLEMENTIA, BLUEPRINT (AND ITS AFFILIATES) WILL NOT BE LIABLE FOR ANY USE OF SUCH MATERIALS AND INFORMATION BY CLEMENTIA OR ANY OTHER RECIPIENTS, OR FOR ANY LIABILITIES, LOSSES, COSTS, DAMAGES, FEES, EXPENSES OR OTHER AMOUNTS THAT MAY BE SUFFERED BY CLEMENTIA OR ANY OTHER RECIPIENTS FROM OR IN CONNECTION WITH THIS AGREEMENT OR FROM THE USE, HANDLING OR STORAGE OF SUCH MATERIALS, OR THE USE OF, OR RELIANCE PLACED ON SUCH INFORMATION, OR ANY OTHER ACT OR OMISSION, OF CLEMENTIA OR ANY OTHER RECIPIENTS REGARDING SUCH MATERIALS OR INFORMATION.

ARTICLE 9

INDEMNIFICATION; DAMAGES

9.1        Indemnification by Blueprint.  Blueprint will defend, indemnify and hold harmless Clementia, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Clementia Indemnified Parties”), from, against and in respect of any and all Losses incurred or suffered by any Clementia Indemnified Party to the extent resulting from:  (a) any breach of any obligation, representation, warranty or covenant made by Blueprint in this Agreement; (b) the negligence or intentional misconduct of, or violation of Law by, Blueprint or any of its Affiliates, licensees or sublicensees, or any of their respective directors, officers, employees and agents, in performing Blueprint’s obligations or exercising Blueprint’s rights under this Agreement or (c) the Exploitation of any Reversion Product under a Reversion License by or on behalf of Blueprint, its Affiliates or sublicensees, including product liability claims relating to a Reversion Product or any actions (or omissions) in the performance of regulatory activities; in each case (clauses (a) through (c)), except to the extent Losses arise from, are based on, or result from any activity or occurrence for which Clementia is obligated to indemnify the Blueprint Indemnified Parties under Section 9.2.

9.2        Indemnification by Clementia.  Clementia will defend, indemnify and hold harmless Blueprint, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Blueprint Indemnified Parties”), from, against and in respect of any and all Losses incurred or suffered by any Blueprint Indemnified Party to the extent resulting from:  (a) any breach of any obligation, representation, warranty or covenant made by Clementia in this Agreement, (b) the negligence or intentional misconduct of, or violation of Law by, Clementia, any of its Affiliates or Sublicensees, or any of their respective directors, officers, employees and agents, in performing Clementia’s obligations or exercising Clementia’s rights under this Agreement, or (c) the Exploitation of any Blueprint Compound or Licensed Product by or on behalf of Clementia, its Affiliates or Sublicensees, including product liability claims relating to a Licensed Product or any actions (or omissions) in the performance of regulatory activities, in each case (clauses (a) through (c)), except to the extent such Losses arise from, are based on, or result from any activity or occurrence for which Blueprint is obligated to indemnify the Clementia Indemnified Parties under Section 9.1.

9.3        Claims for Indemnification.

9.3.1     Notice.  An Indemnified Party entitled to indemnification under Sections 9.1 or 9.2 will give prompt written notification to the Indemnifying Party from whom indemnification is sought of the commencement of any Action by a Third Party for which indemnification may be sought (a “Third Party Claim”) or, if earlier, upon the assertion of such Third Party Claim by a Third Party; provided, however, that failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 9.3.1 will not relieve the Indemnifying Party of its indemnification obligation under this

Agreement, except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice.

9.3.2     Defense.  Within [***] after delivery of a notice of any Third Party Claim in accordance with Section 9.3.1, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party may control such defense.  The Party not controlling such defense may participate therein at its sole expense.

9.3.3     Cooperation.  The Party controlling the defense of any Third Party Claim will keep the other Party advised of the status of such Third Party Claim and the defense thereof and will reasonably consider recommendations made by the other Party with respect thereto.  The other Party will reasonably cooperate with the Party controlling such defense and its Affiliates and agents in defense of the Third Party Claim, with all out-of-pocket costs of such cooperation to be borne by the Party controlling such defense.

9.3.4     Settlement.  The Indemnified Party will not agree to any settlement of such Third Party Claim or admit liability with respect to such Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.  The Indemnifying Party will not, without the prior written consent of the Indemnified Party, which will not be unreasonably withheld, conditioned or delayed, agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party.

9.4        Insurance.  Clementia, at its sole expense, will maintain liability insurance with respect to its activities under this Agreement in an amount consistent with industry standards.  Clementia will provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.  Without limiting the foregoing, during the Term and for [***] thereafter, each Party will maintain on an ongoing basis comprehensive general liability insurance in the minimum amount of [***].  All of such insurance coverage may be satisfied through one (1) or more policies, including an umbrella policy.  Not later than [***] following receipt of written request from a Party, the other Party will provide to the requesting Party a certificate of insurance evidencing such coverage in accordance with this Agreement.  Each Party will provide certificates or letters evidencing such insurance coverage without interruption as reasonably requested during the period of time for which such coverage must be maintained.  Either Party’s failure to maintain adequate insurance will not relieve that Party of its obligations set forth in this Agreement.

ARTICLE 10

LIMITATION OF LIABILITY

10.1      No Consequential or Punitive Damages.  EXCEPT AS SET FORTH IN SECTION 10.2, NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES OR FOR ANY LOST PROFITS ARISING OUT OF THIS AGREEMENT, IN EACH CASE HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

10.2      Exclusion from Liability Limitation.  THE LIMITATIONS AND DISCLAIMER SET FORTH IN SECTION 10.1 WILL NOT APPLY TO A CLAIM (A) FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; (B) FOR A BREACH OF [***]; (C) FOR A BREACH OF [***]; (D) LIABILITY FOR MISAPPROPRIATION OR INFRINGEMENT OF INTELLECTUAL PROPERTY OWNED OR CONTROLLED BY A PARTY, OR (E) FOR INDEMNIFIABLE LOSSES PURSUANT TO SECTION 9.1, OR SECTION 9.2.

ARTICLE 11

TERM AND TERMINATION

11.1      Term.  This Agreement will be effective as of the Effective Date and, unless earlier terminated in accordance with this Article 11, will expire on a country-by-country basis and Licensed Product-by-Licensed Product basis at the end of the applicable Royalty Term (such period, the “Term”).  Following the end of the Term for any such Licensed Product and in such country by expiration (but not termination), the license granted to Clementia under Section 2.1.1, will become exclusive, perpetual, irrevocable, fully paid-up and royalty-free, and the licenses granted to Clementia under Sections 2.1.2 and 2.1.3, will become non-exclusive, perpetual, irrevocable, fully paid-up and royalty-free.

11.2      Termination by Clementia for Convenience.  After the second (2nd) anniversary of the Effective Date, Clementia may terminate this Agreement at any time upon at least twelve (12) months’ prior written notice to Blueprint.  For the avoidance of doubt, Clementia may deliver such notice at any time after the first (1st) anniversary of the Effective Date.

11.3      Termination for Material Breach.  Upon (a) any material breach of this Agreement by Blueprint or (b) any material breach of this Agreement by Clementia (the Party so allegedly breaching being the “Breaching Party”), the other Party (the “Non-Breaching Party”) will have the right, but not the obligation, to terminate this Agreement by providing [***] written notice to the Breaching Party in the case of a material breach of a payment obligation, and [***] written notice to the Breaching Party in the case of any other material breach.  If the Breaching Party in good faith disputes that it has materially breached this Agreement, the dispute will be resolved in accordance with Article 12, and this Agreement may not be terminated during the pendency of such dispute resolution procedure unless and until such dispute resolution process has been completed.  The termination will become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period; provided, however, that the Non-Breaching Party may, by notice to the Breaching Party, designate a later date for such termination in order to facilitate an orderly transition of activities relating to Licensed Products.  If, as a result of the application of such dispute resolution procedures, the Breaching Party is determined to be in material breach of this Agreement, then the Non-Breaching Party may terminate this Agreement immediately upon written notice to the Breaching Party as provided in this Section 11.3.

11.4      Termination by Blueprint for Validity Challenge.  If during the Term, Clementia or any of its Affiliates or Sublicensees challenges (other than in response to any formal legal proceeding initiated against Clementia, its Affiliates or Sublicensees by Blueprint or its Affiliates, licensees or sublicensees) the validity or enforceability or actively assists any Person in challenging the validity or enforceability of any Licensed Patent before any court, administrative agency, or regulatory body including any patent opposition, re-examination or invalidation proceeding (a “Patent Challenge”), then, to the extent permitted by Law, Blueprint will have the right, in its sole discretion, to terminate this Agreement upon [***] prior written notice to Clementia; provided that Blueprint will not have the right to terminate this Agreement if Clementia withdraws or causes to be withdrawn such Patent Challenge within [***] after Clementia’s receipt of notice from Blueprint under this Section 11.4.  For the avoidance of doubt, a Patent Challenge does not include Clementia or its Affiliates or Sublicensees (a) responding to compulsory discovery, subpoenas or other requests for information in a judicial or arbitration proceeding or (b) complying with any applicable Law or a court order.

11.5      Termination for Insolvency.  If, at any time during the Term (a) a case is commenced by or against either Party under the Bankruptcy Code and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within [***] after the commencement thereof, (b) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (c) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for either Party’s business, or (e) a substantial portion of either Party’s business is subject to attachment or similar process; then, in any such case ((a), (b), (c), (d) or (e)), the other Party may terminate this Agreement upon written notice to the extent permitted under applicable Law.

11.6      Effects of Termination.

11.6.1   Effects of Termination Generally.  Upon termination of this Agreement in its entirety pursuant to Section 11.2 through 11.5, the Parties’ rights and obligations under this Agreement will terminate, and neither Party will have any further rights or obligations under this Agreement from and after the effective date of termination, except as set forth in this Article 11.

11.6.2   Accrued Obligations.  Expiration or termination of this Agreement for any reason will not release either Party from any obligation or liability which, on the effective date of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

11.6.3   Termination of Rights and Licenses.  Any rights and licenses with respect to the Licensed Products granted to Clementia under Section 2.1 will immediately terminate, and all such rights will revert back to Blueprint.

11.6.4   Reversion.  Upon termination of this Agreement in its entirety by Clementia under [***] or by Blueprint under [***], the following additional provisions will apply:

(a)         Reversion Licenses.

(i)          Subject to the terms and conditions of this Agreement (including Section 11.6.4(n)(ii)), effective upon the date of termination, Clementia hereby grants (without any further action required on the part of Blueprint) to Blueprint and its Affiliates, a worldwide, irrevocable, perpetual, sublicensable through multiple tiers, exclusive, license under any [***] (collectively, the “Reversion Products”, and, such license, the “Exclusive Reversion License”).

(ii)         Subject to the terms and conditions of this Agreement (including Section 11.6.4(n)(ii)), effective upon the date of termination, Clementia hereby grants (without any further action required on the part of Blueprint) to Blueprint and its Affiliates, a worldwide, irrevocable, perpetual, sublicensable [***] (such license, the “Non-Exclusive Reversion License” and together with the Exclusive Reversion License, the “Reversion Licenses”).

(b)         Regulatory Approvals and Regulatory Filings.  Clementia as promptly as practicable, to the extent permitted by applicable Law, will (i) assign to Blueprint or Blueprint’s designee possession and ownership of all Regulatory Approvals, Regulatory Filings, and Pricing and Reimbursement Approvals relating exclusively to the Exploitation of the Reversion Products in the Territory (to the extent any of the foregoing is owned by Clementia or held in Clementia’s name) and (ii) transfer and assign to

Blueprint or Blueprint’s designee copies of all material correspondence and conversation logs with Regulatory Authorities in Clementia’s possession or Control related exclusively to the Reversion Products in the Territory and all data, reports, records, and materials, and other sales and marketing related information in Clementia’s possession or Control to the extent that such data, reports, records, materials, or other information relate exclusively to the Exploitation of the Reversion Products in the Territory, including all Regulatory Data, and nonclinical and clinical data relating to the Reversion Products and customer lists and customer contact information and all Adverse Event data and Safety Data related to the Reversion Products, in each case, in the Territory and in Clementia’s possession or Control.  In addition, at Blueprint’s request, Clementia will appoint Blueprint or its designee as Clementia’s agent (or cause its Representative to appoint Blueprint or its designee as its agent) for all Reversion Product‑related matters in the Territory involving Regulatory Authorities until all Regulatory Approvals, Regulatory Filings, and Pricing and Reimbursement Approval in the Territory have been assigned to Blueprint or its designee, with it being understood and agreed that Blueprint shall promptly take any and all actions as may be required by the relevant Regulatory Authority to permit or finalize the aforementioned assignments to Blueprint or its designee.

(c)         Clementia Trademarks and Copyrights.  Clementia will promptly transfer and assign to Blueprint, at no cost, all of Clementia and its Affiliates’ rights, title, and interests in and to any Trademarks and copyrights (and any registrations therefor) Controlled by Clementia and exclusively used in connection with the Reversion Products (but not any Clementia house marks or any Trademark containing the word “Clementia”).

(d)         Reversion Patent Prosecution and Maintenance.

(i)          Clementia’s right under Section 6.2.3 to Prosecute and Maintain the Licensed Patents (excluding Joint Patents) shall revert to Blueprint (“Reverted Licensed Patents”).  For the avoidance of doubt, Blueprint may Prosecute and Maintain such Reverted Licensed Patents without consulting with or accounting for Clementia.

(ii)         Prosecution and Maintenance of Patents Covering Product-Specific Reversion Technology (“Reversion Patents”) shall revert to Blueprint, including Joint Product-Specific Patents.  Blueprint will keep Clementia informed of all steps with regard to and the status of such Prosecution and Maintenance of such Reversion Patents, including by providing Clementia with (x) copies of all correspondence and material communications Blueprint or its designee sends to or receives from any patent office or agency in the Territory relating to the Reversion Patents, (y) a draft copy of all applications sufficiently in advance (and no less than [***] in advance, to the extent reasonably practicable) of filing to permit reasonable review and comment by Clementia and (z) a copy of applications as filed, together with notice of its filing date and serial number.

(iii)       For the avoidance of doubt, Blueprint’s Prosecution and Maintenance of the Reverted Licensed Patents and Reversion Patents under this Section 11.6.4(d) shall be at Blueprint’s cost and expense.

(e)         Patent Information.  Upon request by Blueprint, Clementia will provide any and all (i) documents, files and other materials that Blueprint provided to Clementia under Section 3.1.7 in their current form, including as augmented or supplemented pursuant to Clementia’s Prosecution and Maintenance activities under Section 6.2.3 of the Reverted Licensed Patents, (ii)  material correspondence with the relevant patent office(s) pertaining to Clementia’s Prosecution and Maintenance under Section 6.2.3 of the Reverted Licensed Patents and Reversion Patents to the extent not previously provided to Blueprint during the course of the Agreement,  (iii) a Patent docket report detailing the status of all Reverted Licensed Patents and Reversion Patents with upcoming deadlines for the [***] period following the effective date of termination, and (iv)  in a manner to maintain privilege in accordance with Section 7.4,  the following: (1)  [***], (2)  [***] and (3)  [***]. For the avoidance of doubt, Blueprint shall be responsible for reasonable costs and expenses related to actions with respect to Reverted Licensed Patents and Reversion Patents under this Section 11.6.4(e).

(f)         Appointment as Distributor.  If the effective date of termination is after the First Commercial Sale of a Reversion Product, then at Blueprint’s request, to the extent permitted by applicable Laws, Clementia or its Affiliates or Sublicensees will use its Commercially Reasonable Efforts to appoint Blueprint or its designee as its exclusive distributor of such Reversion Product in the Territory and grant Blueprint or its designee the right to appoint subdistributors, until such time as all Regulatory Approvals in the Territory have been transferred to Blueprint or its designee.

(g)         Transition Assistance.  Clementia will, and will cause its Affiliates and Sublicensees, to provide reasonable assistance of up to [***] FTE hours at no cost to Blueprint (other than external costs and expenses incurred by Clementia in connection therewith, for which Clementia will invoice Blueprint).  Thereafter, Clementia will invoice Blueprint for FTEs at the FTE Rate for any FTE hours and external costs and expenses incurred by Clementia in connection with providing such assistance, for the purpose of enabling Blueprint or its designee to commence or continue Researching, Developing, Manufacturing or Commercializing Licensed Products in the Territory pursuant to this Section 11.6.4, for a period of no longer than [***] after the effective date of such termination (the “Reversion Transition Period”).  To the extent Clementia is then performing or having performed such activities, including assigning, transferring or amending as appropriate, upon request of Blueprint, any agreements or arrangements with Third Parties to Research, Develop, Manufacture and Commercialize the Licensed Products in the Territory (including distributors and CMOs) shall be assigned to Blueprint (or its designee) or terminated.  At Blueprint’s request, Clementia shall assign to Blueprint (or its designee) any Sublicenses that Clementia entered into with Third Parties.  To the extent that any such contract between Clementia and a Third Party is not assignable to Blueprint or its designee, then Clementia will reasonably cooperate with Blueprint to arrange to continue to and provide such services from such entity.

(h)         Ongoing Clinical Studies.  If at the time of such termination, any Clinical Studies for the Licensed Products are being conducted by or on behalf of Clementia, then, at Blueprint’s election, subject to patient safety and well-being on a Clinical Study-by-Clinical Study basis:  (i) Clementia will, and will cause its Affiliates and Sublicensees to, [***], and (ii) Clementia will, and will cause its Affiliates and Sublicensees to, [***].  Clementia will accommodate Blueprint’s reasonable requests to participate in communications with FDA regarding any such Clinical Studies for the Licensed Products, including attending meetings and reviewing minutes of any meetings, material telephone conferences or material discussions with FDA, in each case, solely with respect to applicable Licensed Product and to the extent permitted by FDA.

(i)          Inventory.  At Blueprint’s election, Clementia will (i) transfer to Blueprint or its designee all inventory of the Blueprint Compounds and Licensed Products (including all final Blueprint Compounds, Licensed Products and raw materials and work-in-progress as supplied by Blueprint) and all works in progress of the foregoing then in possession or control of Clementia, its Affiliates or Sublicensees; provided that Blueprint will pay Clementia a price equal to the actual price paid by Clementia for Licensed Products or (ii) (A) have the right to continue to Commercialize all inventory of the Licensed Products then in possession or control of Clementia during the Reversion Transition Period and make the corresponding payments, including any milestone payments or royalties to Blueprint under this Agreement as though this Agreement had not been terminated and (B) after the Reversion Transition Period, transfer to Blueprint or its designee any remaining inventory of the Licensed Products to Blueprint or its designee at a price equal to Clementia’s costs for such Licensed Products.

(j)         Supply of Reversion Products and Palovarotene.  At Blueprint’s request, Clementia will supply to Blueprint (or have supplied) such quantities of the Reversion Products (in bulk drug substance, bulk drug product, or finished dosage product form, as requested by Blueprint) as Blueprint reasonably indicates in written forecasts and orders therefor from time to time at Clementia’s Manufacturing costs for such supplies, [***], to Manufacture or have Manufactured such Reversion Products until the earlier of (i)  [***] and (ii) [***]; provided, that Blueprint shall use Commercially Reasonable Efforts (defined for purposes of this Section 11.6.4(j) to apply to Reversion Products in the same manner as defined hereunder with respect to Blueprint Compounds and Licensed Products) to obtain an alternative supply of Reversion Products as promptly as practicable.  [***].

(k)         Return of Confidential Information.  Except in the case of Blueprint for any Confidential Information that is the subject of its Reversion Licenses, each Party will promptly return to the other Party (or as directed by such other Party destroy and certify to such other Party in writing as to such destruction) all of such other Party’s Confidential Information provided by or on behalf of such other Party hereunder that is in the possession or control of such Party (or any of its Affiliates, Sublicensees or subcontractors), except that such Party will have the right to retain one (1) copy of intangible Confidential Information of such other Party for legal purposes.

(l)          Cooperation.  Each Party will cause its Affiliates and Sublicensees to comply with the obligations in this Section 11.6; provided that the good faith failure by Clementia to provide immaterial information, reports records, correspondence or other materials to Blueprint shall not be a breach of Clementia’s obligations under this Section 11.6.  Within a reasonable period of time following notice of termination from Clementia to Blueprint, if requested by Blueprint, the Parties will meet to mutually agree upon a transition plan to effect an orderly and timely transition to Blueprint of all Development, Manufacture and Commercialization activities and responsibilities with respect to Reversion Products consistent with this Section 11.6.

(m)       Termination of Rights and Obligations.  Except as set forth in this Section 11.6 and Sections 11.8 and 11.8(a), as of the effective date of such termination all rights and obligations of the Parties under this Agreement will terminate.

(n)         Consideration for Reversion Product License.

(i)          Upon termination by Clementia under [***] as partial consideration for the licenses granted under Section 11.6.4(a), Blueprint will pay to Clementia a royalty (“Reversion Royalty”), as set forth below Table 11.6.4(n)(i), based on the aggregated net sales (whether by Blueprint, its Affiliates or Sublicensees), calculated on the same basis as Net Sales and using the same terms, mechanics, adjustments and procedures applied to payments by Clementia to Blueprint under Article 5, mutatis mutandis, with respect to such Reversion Products in the Territory.  [***].  For the avoidance of doubt, if aggregate Net Sales of Reversion Products meet or exceed the applicable Net Sales Reversion Threshold in a given Calendar Year, Blueprint will pay Clementia the applicable Reversion Royalty (A) [***] and (B) [***];  provided, however, that Blueprint will have no obligation to pay an applicable Reversion Royalty if aggregate payments of Reversion Royalties for Reversion Products equal the amount set forth in Table 11.6.4(n)(i) (the “Reversion Royalty Cap”).

Table 11.6.4(n)(i) – Consideration for Reversion Product License
	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

Table 11.6.4(n)(i) – Consideration for Reversion Product License
	[***]	[***]	[***]
[***]	[***]	[***]	[***]

(ii)         Notwithstanding anything to the contrary in this Section 11.6.4,  Clementia will have the right to terminate the licenses granted to Blueprint in Section 11.6.4(a) with respect to Reversion Products in full upon [***] prior written notice to Blueprint in the event of any material breach by Blueprint of its payment obligations under this Section 11.6.4(n).  Notwithstanding the foregoing, any such termination under this Section 11.6.4(n) will not be effective if such breach has been cured within [***] after written notice thereof is given by Clementia to Blueprint specifying the nature of the alleged breach.

(o)         As partial consideration for the Reversion Licenses, Blueprint would fully and forever release and discharge Clementia and its Affiliates, from any and all claims, demands, liabilities, obligations, responsibilities, suits, actions and causes of action, known or unknown, past, present or future, or otherwise, arising out of or relating to this Agreement or a breach of Clementia’s rights and obligations under this Agreement; provided, however, that the foregoing release does not discharge any rights or obligations set forth in Sections 11.6.4(b) through 11.6.4(l),  11.6.4(n),  11.6.4(p) and 11.8 or for payment of any royalties, milestones, or any amounts owed under this Agreement.

(p)         Future Assurances.  Clementia will execute all documents and take, or cause to be taken, all such further actions as may be reasonably requested by Blueprint in order to give effect to the foregoing clauses.

11.6.5   Other Remedies.  Except as provided in Section 11.6.4(n) or Section 11.8, termination or expiration of this Agreement for any reason will not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

11.7      Termination by Clementia Due to Material Breach.  Notwithstanding anything to the contrary set forth in this Agreement, upon the termination of this Agreement by Clementia pursuant to Section 11.3, all of the provisions of Section 11.6.4 will apply, except that to the extent Clementia is obligated to perform under any of the provisions of Sections 11.6.4(b),  11.6.4(c),  11.6.4(g) and 11.6.4(h), Blueprint will reimburse Clementia for all reasonable and documented committed and non-cancellable costs incurred by Clementia in connection with such performance, including after the effective date of termination, including both its reasonable external costs plus its reasonable internal costs calculated on a reasonable FTE basis.

11.8      Alternative in Lieu of Termination by Clementia Due to Material Breach.

(a)         Notwithstanding anything to the contrary set forth in this Agreement, if Clementia notifies Blueprint in writing of a material breach by Blueprint such that Clementia would have a right of termination of this Agreement in its entirety by Clementia pursuant to Section 11.3, in lieu of such termination right pursuant to Section 11.3, in the event such material breach remains uncured after [***] such that Clementia would be entitled to terminate this Agreement pursuant to Section 11.3,  Clementia may elect, beginning on the date Clementia would be entitled to terminate this Agreement for such uncured material breach, to have this Agreement continue in full force and effect without such termination; provided that Clementia notifies Blueprint within [***] of its election.  Upon Blueprint’s receipt of such election notice from Clementia, (a) [***], (b) all other rights and obligations of each Party hereunder with respect to all Licensed Products throughout the Territory shall continue in full force and effect, and (c) Clementia shall fully and forever release and discharge Blueprint and its Affiliates, from any and all claims, demands, liabilities, obligations, responsibilities, suits, actions and causes of action, known or unknown, past, present or future, or otherwise, arising out of or relating to such uncured material breach.

(b)         For the avoidance of doubt, (i)  [***], or (ii) [***].

11.9      Continuation of Sublicenses.  In the event that the licenses granted to Clementia under this Agreement are terminated by Blueprint, any granted Sublicenses by Clementia (or by its Affiliates or Sublicensees) will remain in full force and effect; provided that the Sublicensee is not then in breach of its Sublicense and the Sublicensee as licensee agrees to be bound to Blueprint as a licensor under the terms and conditions of the Sublicense.  Blueprint will enter into appropriate agreements or amendments to the Sublicense to substitute itself for Clementia as the licensor under such Sublicense.

11.10    Survival.  Any termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement upon or prior to termination, including without limitation (a) obligations to pay any royalties, license fees, milestone payments or other payments that accrue under this Agreement upon or prior to termination and (b) the obligation to share any costs incurred prior to such termination in accordance with this Agreement, in accordance with the provisions of Article 5.  In addition, the following Articles and Sections, as well as, to the extent applicable, any other Sections or defined terms referred to in such Sections or Articles or necessary to give them effect, will survive any expiration or termination of this Agreement in its entirety:  Section 2.4 (Reservation of Rights), Section 6.1 (Ownership of IP), Section 6.2 (Prosecution and Maintenance of Licensed Patents) (but, solely with respect to, and to the extent, any Patent is a Joint Patent or Reversion Technology), Section 6.5 (Third Party Infringement) (but, solely with respect to, and to the extent, any Patent is a Joint Patent or Reversion Technology), Section 7.1 (Confidentiality), Section 7.3 (Tax Treatment), Section 7.4 (Attorney-Client Privilege), Section 8.5 (No Other Representations or Warranties), Article 9 (Indemnification), Article 10 (Limitation of Liability), Section 11.1 (Term) (but solely with respect to expiration and not termination), Section 11.6 (Effects of Termination), Section 11.7 (Termination by Clementia Due to Material Breach), Section 11.9 (Survival of Sublicenses), Section 11.10 (Survival), Article 12 (Dispute Resolution), Article 13 (Miscellaneous).  Furthermore, any other provisions required to interpret the Parties’ rights and obligations under this Agreement, including applicable definitions in Article 1 (Definitions), will survive to the extent required.  Except as otherwise expressly provided in this Agreement, all rights and obligations of the Parties under this Agreement, including any licenses granted under this Agreement, will terminate upon expiration or termination of this Agreement in its entirety for any reason.

ARTICLE 12

DISPUTE RESOLUTION

12.1      Disputes.  Disputes of any nature arising under, relating to, or in connection with this Agreement (“Disputes”) will be resolved pursuant to this Article 12.

12.2      Dispute Escalation.  In the event of a Dispute between the Parties, the Parties will first attempt to resolve such dispute by negotiation and consultation between themselves.  In the event that such dispute is not resolved on an informal basis within twenty (20) days from receipt of the written notice of a Dispute, any Party may, by written notice to the other have such dispute referred to the Executive Officers (or their designee, which designee is required to have decision-making authority on behalf of such Party), who will attempt to resolve such Dispute in good faith by negotiation and consultation for a thirty (30) day period following receipt of such written notice.  If the matter is not resolved within such thirty (30) day period, either Party will thereafter have the right to pursue any and all other remedies available at law or in equity, subject to this Article 12.

12.3      Governing Law.  This Agreement will be governed by and interpreted under the laws of the State of New York, other than any principle of conflict or choice of laws that would cause the application of the laws of any other jurisdiction; provided, however, that all questions concerning inventorship, scope, validity, enforceability or infringement of any Patents will be determined in accordance with the laws of the country, region or other jurisdiction in which the particular patent has been filed or granted, as the case may be.  The Parties agree to exclude the application to this Agreement of the United Nations Conventions on Contracts for the International Sale of Goods.

12.4      Jurisdiction.  For the purposes of this Article 12, the Parties, except as provided in Section 12.6, agree to accept the jurisdiction of any United States District Court located in the State of New York.

12.5      Injunctive Relief.  Nothing in this Article 12 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief.  For the avoidance of doubt, nothing in this Section 12.5 will otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 11.3.

12.6      Patent, Trademark and Copyright Disputes.  Notwithstanding Section 12.3 and Section 12.4, any dispute, controversy or claim relating solely to the inventorship, scope, validity, enforceability or infringement of any Patents, Trademarks or copyrights within the Licensed Technology, Blueprint Future Technology or Joint Technology or otherwise Covering the manufacture, use, importation, offer for sale or sale of any Blueprint Compounds or Licensed Products will be submitted to a court of competent jurisdiction in the country in which such Patents, or Trademarks or copyrights were granted or arose.

ARTICLE 13

MISCELLANEOUS

13.1      Assignment.  This Agreement and the rights and obligations of each Party under this Agreement cannot be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that (i) either Party may assign or transfer this Agreement, without such consent (but with written notice to the other Party promptly following such assignment or transfer), to an Affiliate of such Party, (ii) Blueprint may assign or transfer this Agreement, without such consent (but with written notice to Clementia promptly following such assignment or transfer) to a successor in interest to all or substantially all of the business or assets of Blueprint to which this Agreement relates, whether by merger, consolidation, reorganization, acquisition, sale of stock, sale of assets, royalty factoring or similar transaction or series of transactions, or (iii) beginning on the [***] of the Effective Date, Clementia may assign or transfer this Agreement without such consent (but with written notice to Blueprint promptly following such assignment or transfer) to a successor in interest to all or substantially all of the business or assets of Clementia to which this Agreement relates (including FOP and MO), whether by merger, consolidation, reorganization, acquisition, sale of stock, sale of assets, royalty factoring or similar transaction or series of transactions.  For the avoidance of doubt, at no time during the Term shall  a Change of Control with respect to Ipsen S.A. or Guarantor be deemed an assignment or transfer requiring the consent of Blueprint pursuant to this Section 13.1.  Any permitted assignment of the rights and obligations of a Party under this Agreement will be binding on, and inure to the benefit of and be enforceable by and against, the successors and permitted assigns of the assigning Party.  Any permitted assignee or transferee will assume all obligations of its assignor or transferor under this Agreement.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.1 will be null, void and of no legal effect.

13.2      Non-Solicitation.  During the first [***] after the Effective Date, each Party (each, a “Recruiting Party”) agrees that neither it nor any of its Affiliates will recruit, solicit, or induce any full-time employee of the other Party (the “Employing Party”) or any of its Affiliates who has been in contact with the Recruiting Party in connection with this Agreement (whether prior to, on or after the Effective Date) to terminate his or her employment with the Employing Party or any of its Affiliates and become employed by or consult for the Recruiting Party or any of its Affiliates, and whether or not such employment or consulting is pursuant to a written agreement or such employment is at-will.  For purposes of the foregoing, “recruit,” “solicit,” or “induce” will not be deemed to mean (a) circumstances where an employee of an Employing Party or any of its Affiliates (i) initiates contact with the Recruiting Party or any of its Affiliates with regard to possible employment; or (ii) responds to general solicitations of employment not specifically targeted at employees of the Employing Party or any of its Affiliates, including responses to general advertisements or postings, and (b) discussions, interviews, negotiations, offers, or acceptances of employment or similar activities that arise as a result of circumstances described in the foregoing clause (a); provided that the obligations under this Section 13.2 shall terminate upon a Change of Control of the Employing Party.

13.3      Notices.  Any notice or report required or permitted to be given or made under this Agreement by one Party to the other will be in writing in English and, unless a right or obligation is triggered by receipt of a notice or report, will be deemed to have been delivered (a) upon personal delivery and (b) on the second (2nd) Business Day (at the place of delivery) next following deposit with a reputable, internationally recognized overnight courier that maintains records of delivery (with a courtesy copy sent by e-mail to the addresses specified below, which will not constitute notice).  This Section 13.3 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Clementia:	Clementia Pharmaceuticals Inc.
1000 de la Gauchetière Street West, Suite 1200
Montreal, QC H3B 4W5, Canada
Attn: Chief Executive Officer
Email: [***]

With a copy to:	Ipsen Pharma SAS
65 quai Georges Gorse
92100 Boulogne-Billancourt, France
Attn: General Counsel
Email: [***]

With a copy to (which copy will not constitute notice):

Faber Daeufer & Itrato PC
125 Park Avenue, 25th floor
New York, NY 10017
Attn: [***]
Email: [***]

If to Blueprint:	Blueprint Medicines Corporation
45 Sidney Street
Cambridge, Massachusetts 02139 USA

Attention: Chief Executive Officer
Email: [***]
With copies to (which copies will not constitute notice):
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210 USA
Attention: [***]
Email: [***]

Blueprint Medicines Corporation
45 Sidney Street
Cambridge, Massachusetts 02139 USA
Attention: Chief Legal Officer
Email: [***]

13.4      Severability.  If, under applicable Law, any provision of this Agreement is invalid or unenforceable, (such invalid or unenforceable provision, a “Severed Clause”), it is mutually agreed that (a) this Agreement will endure except for the Severed Clause, (b) this Agreement will be construed and enforced as if such Severed Clause had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the Severed Clause or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties.

13.5      Integration.  This Agreement, together with all schedules and exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all previous arrangements between the Parties with respect to the subject matter hereof, whether written or oral, including the Prior CDA.  In the event of a conflict between any schedules or attachments to this Agreement, on the one hand, and this Agreement, on the other hand, the terms of this Agreement will govern.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.

13.6      Waivers and Amendments.  The failure or delay of any Party to assert a right under this Agreement or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.  No waiver will be effective unless it has been given in writing and signed by the Party giving such waiver, and no provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

13.7      Independent Contractors; No Agency.  Neither Party will have any responsibility for the hiring, firing or compensation of the other Party’s or such other Party’s Affiliates’ employees or for any employee benefits with respect thereto.  No employee or representative of a Party or its Affiliates will have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on such other Party, without such other Party’s written approval.  For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party will be that of independent contractor, and the relationship between the two Parties will not constitute a partnership, joint venture, or agency, including for all tax purposes.

13.8      Force Majeure.  Neither Party will be responsible to the other for, or be deemed to have defaulted under or breached this Agreement for, any failure or delay in performing any of its obligations under this Agreement or for other nonperformance under this Agreement (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by or results from events beyond the reasonable control of the non-performing Party, including strike, fire, flood, earthquake, hurricanes, accident, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), act of terrorism, act of God or acts, omissions or delays in acting of the government of any region or of any local government, or by cause unavoidable or beyond the reasonable control of such Party (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement) (a “Force Majeure Event”).  In such event, the Party affected will promptly (and, in any event, subject to Section 4.2.3, within thirty (30) days) notify the other Party in writing of such Force Majeure Event, stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect.  The suspension of performance will be of no greater scope and no longer duration than is necessary and the non-performing Party and will use Commercially Reasonable Efforts to resume performance of its obligations.

13.9      No Third Party Beneficiary Rights.  This Agreement is not intended to and will not be construed to give any Third Party any interest or rights (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, other than, to the extent provided in Article 9, the Indemnified Parties.

13.10    Non-Exclusive Remedy.  Except as expressly provided herein, the rights and remedies provided herein are cumulative and each Party retains all remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief, with respect to any breach of this Agreement.  Neither Party will be required to terminate this Agreement due to a breach of this Agreement by the other Party.

13.11    Interpretation.  The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.  Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto.  Unless context otherwise clearly requires, whenever used in this Agreement:  (a) the words “include” or “including” will be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) the word “or” will be construed as the inclusive meaning identified with the phrase “and/or;” (f) provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise and that consents not be unreasonably withheld, delayed or conditioned; (g) words of any gender include the other gender; and (h) words using the singular or plural number also include the plural or singular number, respectively.  Ambiguities and uncertainties in this Agreement, if any, will not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.  This Agreement has been prepared in the English language, and the English language will control its interpretation.  In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement will be in the English language.

13.12    Performance by Affiliates; Guarantee.

13.12.1 Performance by Affiliates.  Each of Blueprint and Clementia acknowledge that their obligations under this Agreement may be performed by their respective Affiliates.  Notwithstanding any delegation of obligations under this Agreement by a Party to an Affiliate, each Party will remain primarily liable and responsible for the performance of all of its obligations under this Agreement and for causing its Affiliates to act in a manner consistent with this Agreement.  Wherever in this Agreement the Parties delegate responsibility to Affiliates or local operating entities, the Parties agree that such entities will not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

13.12.2 Guarantee.  Guarantor has agreed to guarantee certain obligations and undertakings of Clementia under or in connection with this Agreement pursuant to the letter agreement, dated as of the Effective Date, between Blueprint and Guarantor.

13.13    Further Assurances.  Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

13.14    Ambiguities; No Presumption.  Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel.  Accordingly, in interpreting this Agreement or any provision hereof, no presumption will apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

13.15    Execution in Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, will be deemed to be an original, and all of which counterparts, taken together, will constitute one and the same instrument even if both Parties have not executed the same counterpart.  Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail will be deemed to be original signatures.

[Remainder of this page intentionally blank.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative on the Effective Date.

BLUEPRINT MEDICINES CORPORATION

By:	/s/ Jeffrey W. Albers

Name:	Jeffrey W. Albers

Title:	President and Chief Executive Officer

CLEMENTIA PHARMACEUTICALS, INC.

By:	/s/ Clarissa DESJARDINS

Name:	Clarissa DESJARDINS

Title:	Chief Executive Officer

[Signature Page to License Agreement]

EXHIBIT A-1

BLUEPRINT COMPOUNDS

[***]

EXHIBIT A-2

METABOLITES

[***]

EXHIBIT B

DEVELOPMENT PLAN

[***]

EXHIBIT C-1

BLUEPRINT PRODUCT-SPECIFIC PATENTS

[***]

EXHIBIT C-2

BLUEPRINT PLATFORM PATENTS

Country	Application Number	Filing Date	Patent Number	Issue Date
[***]	[***]	[***]	[***]	[***]

EXHIBIT D

TRANSITION PLAN

[***]

EXHIBIT E

PRESS RELEASE

(omitted intentionally)

EXHIBIT F

THIRD PARTY AGREEMENTS

[***]

EXHIBIT 1.57

[***]

EXHIBIT 3.2.2

BILL OF SALE

[***]

Schedule 1.18

BLUEPRINT CMOS

[***]

Schedule 1.23

CERTAIN BLUEPRINT PLATFORM KNOW-HOW

[***]

Schedule 1.26

CERTAIN BLUEPRINT PRODUCT-SPECIFIC KNOW-HOW

[***]

Schedule 2.1.1

BLUEPRINT PERMITTED ACTIVITIES

Blueprint is permitted to use, or have used by Third Parties, the Blueprint Compounds as follows:

[***]

Schedule 3.2.2(a)

EXISTING MANUFACTURING INVENTORY

[***]

Schedule 3.2.2(b)

IN PROCESS MANUFACTURING INVENTORY

[***]

Schedule 7.2.2(b)(ii)

BLUEPRINT’S PERMITTED PUBLICATIONS

Blueprint plans to publish manuscripts related to the topics set forth below; provided that nothing in this Schedule 7.2.2(b)(ii) shall prevent Blueprint from submitting such manuscripts to a different journal or on a different timing, subject to Blueprint’s compliance with Section 7.2.2(b)(ii) of the Agreement.

Planned Topic	Planned Journal	Planned Submission Timing
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

Schedule 7.2.2(b)(iii)

JOINT PRESENTATIONS

1.    IFOPA Drug Development Forum

a.    Abstract Title: An update on BLU-782, a selective ALK2 inhibitor in development for Fibrodysplasia Ossificans Progressiva (FOP)

b.    Dates: November 13-14, 2019

2.    IFOPA Drug Development Forum – Family Poster Session

a.    Poster Title: An update on BLU-782, a selective ALK2 inhibitor in development for Fibrodysplasia Ossificans Progressiva (FOP)

b.    Date: November 15, 2019

3.    IFOPA Family Conference

a.    Oral Presentation: an update on BLU-782

b.    Dates: November 15-17, 2019

Schedule 8.2

EXCEPTIONS TO BLUEPRINT’S REPRESENTATIONS AND WARRANTIES

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